Exhibit 10.1

MERGER AGREEMENT

AMONG

CELLU TISSUE HOLDINGS, INC.,

CELLU CITY ACQUISITION CORPORATION,

WAYNE GULLSTAD

AS THE SHAREHOLDERS’ REPRESENTATIVE,

AND

CITYFOREST CORPORATION

February 26, 2007

TABLE OF CONTENTS

1.	Definitions

2.	Basic Transaction
2.1 The Merger
2.2 Effect of Merger
2.3 Conversion of Capital Stock, Settlement of Vested Options and Warrants
2.4 Deposit and Delivery of Merger Consideration
2.5 Procedure for Payment
2.6 Other Exchange Matters
2.7 Merger Consideration Adjustment
2.8 The Closing
2.9 Dissenting Stock
2.10 Payment of Indebtedness

3.	Representations and Warranties of the Target
3.1 Organization, Qualification and Power
3.2 Capitalization
3.3 Noncontravention; Consents and Approvals
3.4 Brokers’ Fees
3.5 Assets
3.6 Financial Statements
3.7 Subsequent Events
3.8 Legal Compliance Illegal Payments; Permits
3.9 Tax Matters
3.10 Real Property
3.11 Intellectual Property
3.12 Contracts
3.13 Powers of Attorney
3.14 Insurance
3.15 Litigation
3.16 Product Warranty

i

3.17 Employment Matters
3.18 Employee Benefits
3.19 Environmental Matters
3.20 Undisclosed Liabilities
3.21 Inventory; Equipment
3.22 Notes and Accounts Receivable
3.23 Product Liability
3.24 Transactions with Affiliates
3.25 Customers and Suppliers
3.26 Indebtedness
3.27 Disclaimer of Other Representations and Warranties

4.	Representations and Warranties of the Parent and the Merger Sub
4.1 Organization
4.2 Authorization of Transaction
4.3 Noncontravention
4.4 Brokers’ Fees
4.5 Merger Sub
4.6 Financing

5.	Covenants
5.1 General
5.2 Notices and Consents
5.3 Operation of Business
5.4 Full Access
5.5 Notice of Developments
5.6 Exclusivity
5.7 Maintenance of Real Property
5.8 Leases
5.9 Title Insurance Commitments
5.10 Tax Matters
5.11 Special Meeting
5.12 Monthly Financials
5.13 Financing

6.	Conditions to Obligation to Close
6.1 Conditions to Obligation of the Parent and the Merger Sub
6.2 Conditions to Obligation of the Target

7.	Remedies for Breaches of this Agreement
7.1 Survival of Representations, Warranties and Covenants
7.2 Indemnification for the Benefit of the Parent Indemnified Parties
7.3 Indemnification for the Benefit of the Seller Indemnified Parties
7.4 Matters Involving Third Parties
7.5 Determination of Adverse Consequences
7.6 Exclusive Remedy
7.7 Recoupment Exclusively Against Escrow
7.8 No Circular Recovery

8.	Tax Matters
8.1 Preparation of Tax Returns
8.2 Straddle Periods
8.3 Cooperation on Tax Matters
8.4 Refunds and Tax Benefits; Amended Returns
8.5 Certain Taxes
8.6 Resolution of Tax Disputes

9.	Termination
9.1 Termination of Agreement
9.2 Effect of Termination

10.	Shareholders’ Representative
10.1 Appointment
10.2 Replacement and Vacancy
10.3 Authority
10.4 Indemnity; No Liability

11.	Miscellaneous
11.1 Press Releases and Public Announcements
11.2 No Third-Party Beneficiaries
11.3 Entire Agreement

11.4 Succession and Assignment
11.5 Counterparts and Facsimile Signatures
11.6 Headings
11.7 Notices
11.8 Governing Law
11.9 Amendments and Waivers
11.10 Severability
11.11 Expenses
11.12 Construction
11.13 Incorporation of Exhibits and Schedules
11.14 Specific Performance
11.15 Submission to Jurisdiction
11.16 Waiver of Certain Damages
11.17 Waiver of Jury Trial
11.18 Drafting Conventions

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A — Form of Articles and Plan of Merger
Exhibit B — Form of Paying Agent Agreement
Exhibit C — Form of Escrow Agreement
Exhibit D — Form of Letter of Transmittal
Exhibit E — Form of Opinion of Counsel to the Target

SCHEDULES

Schedule 1 — Accounting Principles
Target’s Disclosure Schedule
Parent’s Disclosure Schedule
Schedule 6.1(m) — Required Consents

MERGER AGREEMENT

This Merger Agreement (this “Agreement”) among Cellu Tissue Holdings, Inc., a Delaware corporation (the “Parent”), Cellu City Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), CityForest Corporation, a Minnesota corporation (the “Target”) and Wayne Gullstad as the “Shareholders’ Representative,” takes effect on February 26, 2007.  The Parent, the Merger Sub, the Target and the Shareholders’ Representative are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

A.                                   This Agreement contemplates a transaction in which the Parent will acquire all of the outstanding capital stock of the Target for cash by the merger of the Merger Sub with and into the Target, with the Target surviving as a wholly-owned subsidiary of the Parent, on the terms and subject to the conditions of this Agreement.

B.                                     In contemplation of the transaction described above, each of Wayne Gullstad and John L. Morrison have executed Shareholder Support Agreements of even date in favor of the Parent and the Merger Sub (the “Support Agreements”).

AGREEMENT

In consideration of the above recital and the promises set forth in this Agreement, the Parties agree as follows:

1.             Definitions.

“Accounting Firm” has the meaning set forth in Section 8.1 of this Agreement.

“Accounting Principles” means the application of GAAP, as modified by or otherwise in accordance with the accounting principles set forth on Schedule 1 of this Agreement.

“Actual Net Cash” has the meaning set forth in Section 2.7 of this Agreement.

“Additional Receivables” means each of the following:  (a) payments totaling approximately $156,905.91 that will become due to the Target in connection with stop loss reinsurance carrier reimbursements for claims paid by the Target prior to the Closing Date which are covered by stop loss reinsurance; and (b) the Target’s right to a credit from Xcel Energy of approximately $115,000 in connection with the Target’s electricity use in 2006.

“Adjusted Per Share Cash Amount” has the meaning set forth in Section 2.3 of this Agreement.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aggregate Exercise Price” means the dollar amount that is equal to the aggregate amount of the exercise prices payable in respect of all Vested Options and Warrants.

“Agreement” has the meaning set forth in the preface above.

“Appraisal Costs” means the sum of (a) the excess of the total amount actually paid to the holders of Dissenting Shares over the amount that the holders of Dissenting Shares would have received as their proportional share of the Merger Consideration, if any, and (b) all expenses, costs and fees, including court costs and attorneys’ fees, incurred in connection with or as a result of any appraisal, judicial proceedings, negotiations, arbitrations or any similar occurrences with respect to Dissenting Shares.

“Assets” has the meaning set forth in Section 3.5 of this Agreement.

“Assumed Indebtedness” means the aggregate principal amount of the Revenue Bonds outstanding as of immediately prior to the Effective Time and the amounts owed by the Target to Associated Bank under letters of credit, the revolving credit facility, rate protection obligations and obligations related thereto.

“Cancelled Shares” has the meaning set forth in Section 2.3 of this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended as of the date of this Agreement.

“Closing” has the meaning set forth in Section 2.8 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.8 of this Agreement.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.7 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Cash” means, as of immediately prior to the Effective Time, all of the Target’s cash and cash equivalents and all checks and funds received by the Target or its banks (e.g., checks deposited or funds paid to lock-box accounts), excluding the amount of any checks written by the Target but not yet cleared and excluding the Restricted Cash.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character (including issuances or grants of Equity Interests), made directly or indirectly by the Target to such Person or Affiliates of such Person.

“Debt Certification” has the meaning set forth in Section 2.10(a) of this Agreement.

“Deductible” has the meaning set forth in Section 7.2 of this Agreement.

“Disclosure Documents” means any proxy or information statement or materials or other similar documents disseminated in connection with the transactions contemplated by this Agreement.

“Dissenting Shares” means any Target Shares held of record by any shareholder of the Target who or which has properly exercised his, her, or its appraisal rights under the Minnesota Business Corporation Act.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.7 of this Agreement.

“Effective Time” has the meaning set forth in Section 2.2 of this Agreement.

“Employee Benefit Plan” means any of the following:  (a) “employee benefit plan” as such term is defined in ERISA § 3(3); (b) nonqualified deferred compensation or retirement plan or arrangement; (c) profit sharing, stock bonus, stock option, stock purchase, restricted stock, stock appreciation right or similar equity-based plan or arrangement; (d) Employee Pension Benefit Plan (including any Multiemployer Plan); (e) Employee Welfare Benefit Plan; or (f) material fringe benefit or other severance, retirement, bonus, incentive, life, disability, medical, dental or other similar plan, program or arrangement, including any contractual obligation under which the Target is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of this Agreement or the transactions contemplated hereby.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Enterprise Value” means an amount equal to the Merger Consideration plus the Assumed Indebtedness.

“Environmental Laws” means the following, each as amended as of the date of this Agreement:  (a) Laws concerning public health and safety and pollution or protection of the environment, flora, fauna or natural resources, including

CERCLA, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Toxic Substances and Control Act, 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (b) Laws concerning Hazardous Substances; or (c) Laws relating to the management or use of natural resources.

“Environmental Permits” means any authorization, permit or license issued by a Governmental Authority under Environmental Laws.

“Equipment” means each of the following that are currently used or held for use  in the business of the Target as presently conducted:  (a) the fixtures and other improvements to the Real Property included in the Assets (including the facilities); and (b) the tangible personal property of the Target included within the Assets, other than inventory and components thereof.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person, and (b) any option, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Target for purposes of Code § 414.

“Escrow” has the meaning set forth in Section 2.4 of this Agreement.

“Escrow Agent” has the meaning set forth in Section 2.4 of this Agreement.

“Escrow Agreement” means the Escrow Agreement described in Section 2.4 of this Agreement, the form of which is attached to this Agreement as Exhibit C.

“Escrow Amount” means an amount equal to ten percent (10.0%) of the Enterprise Value, plus any additional amount deposited into the Escrow pursuant to Section 2.7(d)(i) of this Agreement.

“Escrow Period” means the period following the Closing during which any portion of the Escrow is held by the Escrow Agent.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.7 of this Agreement.

“Estimated Net Cash” has the meaning set forth in Section 2.7(a) of this Agreement.

“Estimated Net Working Capital” means the Net Working Capital as shown on the Estimated Closing Date Balance Sheet.

“Executive Employment Agreements” means collectively the following:  (a) a Non-Competition and Continuing Employment Agreement between the Target and Harry H. Simpson dated April 29, 2005 and amended effective November 7, 2006; (b) a Non-Competition and Continuing Employment Agreement between the Target and Maurice L. Keesler dated April 30, 2005 and amended effective November 7, 2006; and (c) a Non-Competition and Continuing Employment Agreement between the Target and Lee T. Luft dated April 29, 2005 and amended effective November 7, 2006.

“Financial Statements” has the meaning set forth in Section 3.6 of this Agreement.

“Financing” means the Parent’s debt financing for the transactions contemplated by this Agreement and the Transaction Documents.

“Financing Letter of Intent” means that certain letter of intent related to the Financing from Citidel Investment Group L.L.C. to the Parent dated January 30, 2007.

“Flow of Funds Memorandum” has the meaning set forth in Section 2.4 of this Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means (a) any federal, state, local or foreign governmental, administrative or regulatory authority, court, agency or body, or any division or subdivision, or (b) any arbitrator, arbitration board, tribunal or mediator.

“Hazardous Substances” means substances that are now or ever have been defined or listed in, or otherwise classified pursuant to, Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “pollutants,” “irritants” or “toxic substances,” and petroleum and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and any similar anticompetition Laws promulgated by any Governmental Authority.

“Improvements” has the meaning set forth in Section 3.10 of this Agreement.

“Indebtedness” means the following Liabilities of the Target: (a) all interest and principal indebtedness for borrowed money in respect of which the Target is liable, contingently or otherwise, as obligor or otherwise and any penalties (including prepayment penalties), fees and premiums in connection therewith; (b) all obligations under capitalized leases in respect of which the Target is liable, contingently or otherwise, as obligor, guarantor or otherwise; (c) all obligations with respect to compensation or other employee arrangements which become due or payable as a result of this Agreement or the transactions contemplated hereby, including those obligations arising under the Executive Employment Agreements, the Target Share Plan, the Luft Phantom Agreement and any other outstanding or authorized, appreciation, phantom interest, profit participation, bonus plan or any other rights with respect to the Target, which such amount shall include an amount equal to the “Severance Amount” as defined in the Executive Employment Agreement between the Target and Harry H. Simpson, plus all applicable withholdings, to the extent the Target has not terminated Mr. Simpson’s employment with the Target and paid all such amounts (whether or not yet due and payable) in full prior to the determination of Company Cash and Net Working Capital, it being acknowledge and agreed that if Mr. Simpson’s employment is not so terminated prior to the Closing, it shall terminate as of the Closing; (d) the Selling Expenses; (e) any Liabilities evidenced by notes, bonds, debentures or similar contractual obligations, (f) any Liabilities for deferred purchase price of property, goods, or services, (g) any Liabilities in respect of letters of credit and bankers’ acceptances, or under contractual obligations relating to interest rate protection, swap agreements or collar agreements and (h) any Liabilities in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.  Notwithstanding the foregoing, Indebtedness does not include any Liabilities of the Target incurred in connection with (i) operating leases in respect to which the Target is liable, contingently or otherwise, as obligor, guarantor or otherwise, (ii) trade payables and other current working capital Liabilities incurred by the Target in the Ordinary Course of Business to the extent reflected in the calculation of Net Working Capital, and (iii) the Assumed Indebtedness.

“Indemnified Party” has the meaning set forth in Section 7.4 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 7.4 of this Agreement.

“Initial Payment Fund” has the meaning set forth in Section 2.4 of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world:  (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, slogans, Internet domain names, Internet addresses, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations and including all associated goodwill, and all applications, registrations and renewals; (c) all copyrightable works, all copyrights, and all applications, registrations and renewals; (d) all mask works and all applications, registrations and renewals; (e) all trade secrets and confidential business information, including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; (f) all computer software, including all source code, object code, executable code, firmware, development tools, files, records, data, data bases and related documentation, regardless of the media on which it is recorded, and all Internet sites (and all contents of the sites); (g) all advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Licenses” has the meaning set forth in Section 3.11 of this Agreement.

“Knowledge” means those facts that are actually known to an individual or individuals in the employ of the relevant Party whose work involved the management or supervision of the applicable subject matter, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual.  When used with respect to the Target, the term Knowledge means (a) generally to each of Wayne Gullstad, Lee T. Luft, Harry H. Simpson and Maurice L. Keesler, and (b) specifically to each of Ron Freeman (with respect only to Section 3.6 (Financial Statements), Section 3.9 (Tax Matters), Section 3.10(a) through (c) (Real Property), Section 3.21(a) (Inventory), Section 3.23 (Product Liability), Section 3.25 (Customers and Suppliers) and Sections 3.6, 3.9, 3.10(a) through (c), 3.21(a), 3.23 and 3.25 of the Target’s Disclosure Schedule), Kathy Gudis (with respect only to Section 3.8 (Legal Compliance; Illegal Payments; Permits), Section 3.15 (Litigation), Section 3.17 (Employment Matters), Section 3.18 (Employee Benefits) and Sections 3.8, 3.15, 3.17 and 3.18 of the Target’s Disclosure Schedule, Jeff Wallin (with respect only to Section 3.11 (Intellectual Property), Section 3.15 (Litigation) and Sections 3.11 and 3.15 of the Target’s Disclosure Schedule), Dave Bailey (with respect only to Section 3.19 (Environmental Matters) and Section 3.19 of the Target’s Disclosure Schedule) and Paul Ihde (with respect only to Section 3.25 (Customers and Suppliers) and Section 3.25 of the Target’s Disclosure Schedule.

“Law” means any federal, state, local or foreign constitution, law, code, plan, statute, rule, regulation, ordinance, order, determination, writ, injunction, ruling, judgment, decree, charge, restriction or Permit of any Governmental Authority, each as amended and in effect, now or in the future.

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

“Luft Phantom Agreement” means the Phantom Stock Agreement between the Target and Lee T. Luft, granted on December 29, 2006.

“Material Adverse Effect” means any change, effect, condition or circumstance that, when considered individually or in the aggregate with all other changes, effects, conditions or circumstances, has been or is reasonably likely to be materially adverse to the business, operation, properties, condition (financial or otherwise), results of operations, liabilities or assets of a Person.  Notwithstanding the foregoing, no adverse change, event, development, or effect arising from or relating to any of the following constitute and none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, including such conditions related to the business of the Target except to the extent such conditions have had or are reasonably like to have a disproportionate effect on the Target as compared to other persons in the industry in which the Target operates; (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States except to the extent such conditions have had or are reasonably like to have a disproportionate effect on the Target as compared to other persons in the industry in which the Target operates; (c) changes in GAAP; or (d) the taking of any action expressly required under the terms of this Agreement or otherwise specifically requested by the Parent or the Merger Sub in accordance with this Agreement and the Transaction Documents.

“Material Contract” means any of the following:

(a)                                  any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, the Equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Target in excess of $100,000;

(b)                                 any (i) capital lease, or (ii) other lease or other contractual obligation relating to the Equipment providing for annual rental payments in excess of $100,000, under which any of the Equipment is held or used by the Target;

(c)                                  any contractual obligation, other than real property leases or leases relating to the Equipment, relating to the lease or license of any Asset;

(d)                                 any contractual obligation relating to the acquisition or disposition of any Asset other than in the Ordinary Course of Business;

(e)                                  any contractual obligation under which the Target is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of Assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination, or (iii) a series or group of related transactions or events of the type specified in clauses (i) and (ii) in this clause (e);

(f)                                    any contractual obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g)                                 any contractual obligation or group of related contractual obligations whereby (i) the Target has created, incurred, assumed or guaranteed any Indebtedness or Assumed Indebtedness in excess of $100,000, or (ii) under which the Target has permitted any Asset to become subject to a Security Interest;

(h)                                 any contractual obligation under which any other Person has guaranteed any Indebtedness or Assumed Indebtedness of the Target;

(i)                                     any contractual obligation, whether the Target is subject to or the beneficiary of such obligations which (i) relates to confidentiality, or (ii) limits or purports to limit the ability of any Person to compete in any line of business, with any other Person or in any geographic area;

(j)                                     any contractual obligation under which the Target is liable, or may have any liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby);

(k)                                  any contractual obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Benefit Plan);

(l)                                     any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(m)                               any contractual obligation under which the Target has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

(n)                                 any contractual obligation that contains most favored customer pricing provisions or grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(o)                                 any IP Licenses; and

(p)                                 any other contractual obligation (or group of related contractual obligations) the performance of which involves consideration in excess of $100,000 over the life of such contractual obligation or which is otherwise material to the Target (other than an Employee Benefit Plan).

“Merger” has the meaning set forth in Section 2.1 of this Agreement.

“Merger Consideration” means an amount equal to (i) $61,000,000, minus (ii) the Assumed Indebtedness, plus (iii) the Estimated Net Cash, plus (iv) the Restricted Cash (if any), minus (v) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital, and plus (vi) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.  After the Closing, the Merger Consideration will be subject to adjustment as set forth in this Agreement, including Sections 2.5(d), 2.7 and 7 of this Agreement.

“Merger Sub” has the meaning set forth in the preface above.

“Minnesota Business Corporation Act” means the Minnesota Business Corporation Act promulgated under Minnesota law and found at Minnesota Statutes § 302A, et. seq., as amended.

“Most Recent Balance Sheet” means the balance sheet contained within the Financial Statements for the Most Recent Fiscal Year End.

“Most Recent Financial Statements” has the meaning set forth in Section 3.6 of this Agreement.

“Most Recent Fiscal Year End” has the meaning set forth in Section 3.6 of this Agreement.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Net Cash” means an amount (which may be a negative number) equal to the Company Cash immediately prior to the Effective Time, less Indebtedness immediately prior to the Effective Time.

“Net Working Capital” means an amount (which may be a negative number), as of immediately prior to the Effective Time, equal to the current assets of the Target as of such time (other than Company Cash and Restricted Cash), less the current liabilities of the Target as of such time.  Notwithstanding the foregoing, Net Working Capital does not include either of the following, in each case determined in accordance with the Accounting Principles:  (i) the current portion of any Indebtedness that would be included within such current liabilities; or (ii) any Selling Expenses to the extent taken into account in the calculation of Net Cash.

“Objection Notice” has the meaning set forth in Section 2.7 of this Agreement.

“Option Amount” means the sum of the Adjusted Per Share Cash Amounts for all Vested Options.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” has the meaning set forth in Section 3.11 of this Agreement.

“Parent” has the meaning set forth in the preface above.

“Parent’s Disclosure Schedule” means the disclosure schedule of the Parent and the Merger Sub attached to this Agreement.

“Parent Indemnified Party” means the Parent, the Merger Sub, each of their Affiliates (including after the Closing Date, the Target) and each representative, respective officers, directors, employees and Affiliates of each of the foregoing Persons.

“Party” has the meaning set forth in the preface above.

“Parties” has the meaning set forth in the preface above.

“Paying Agent” has the meaning set forth in Section 2.4 of this Agreement.

“Paying Agent Agreement” has the meaning set forth in Section 2.4 of this Agreement.

“Permit” means any permits, authorizations, approvals, decisions, zoning orders, franchises, registrations, licenses, filings, certificates, variances or similar rights granted by or obtained from any Governmental Authority other than Environmental Permits that are material to the operation of the Target’s business as presently conducted.

“Permitted Lien” means (a) mechanic’s, materialmen’s and similar liens that are being contested in good faith and for which the Target has provided adequate reserves in accordance with GAAP and which are not reasonably likely to have, a Material Adverse Effect on the Target; (b) liens for Taxes not yet due and payable or for Taxes that the Target is contesting in good faith through appropriate proceedings and for which the Target has provided adequate reserves in accordance with GAAP on the Most Recent Balance Sheet, (c) purchase money liens and liens securing rental payments under capital lease arrangements; (d) liens in favor of Associated Bank which secure obligations to Associated Bank under the Assumed Indebtedness; and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and which have not had a Material Adverse Effect on the Target.

“Per Share Cash Amount” means an amount equal to (i) the Per Share Merger Consideration, minus (ii) the Per Share Holdback Amount.

“Per Share Escrow Amount” means an amount equal to the quotient of (i) the Remaining Escrow (if any), divided by (ii) the Total Target Share Number.

“Per Share Holdback Amount” means an amount equal to the quotient of (i) the sum of (A) the Escrow Amount, plus (B) the amount deposited into the Shareholders’ Representative Fund at the Closing, divided by (ii) the Total Target Share Number.

“Per Share Merger Consideration” means an amount equal to the quotient of (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Exercise Price, divided by (ii) the Total Target Share Number.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, an entity, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Tax Period” has the meaning set forth in Section 8.4 of this Agreement.

“Pre-Closing Tax Claim” has the meaning set forth in Section 8.6 of this Agreement.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.2 of this Agreement.

“Product” has the meaning set forth in Section 3.16 of this Agreement.

“Real Estate Encumbrances” has the meaning set forth in Section 3.10 of this Agreement.

“Real Property” has the meaning set forth in Section 3.10 of this Agreement.

“Receivable Payment Date” shall mean the date on which the Parent or the Surviving Corporation either receives from the applicable payor a payment of an Additional Receivable or has an Additional Receivable credited against an amount otherwise then due on such date from the Parent or the Surviving Corporation to the applicable payor.

“Remaining Escrow” means an amount equal to (i) the Escrow Amount remaining after satisfaction of any adjustment pursuant to Section 2.7(d)(ii) of this Agreement and any indemnification obligations of the Target under Section 7 of this Agreement plus (ii) the amount of any of the Shareholders’ Representative Fund to be distributed pursuant to Section 10.3(b) of this Agreement.

“Restricted Cash” means the Target’s cash reserves and investment income derived therefrom required to be held by the Target pursuant to the Revenue Bonds, which is held in the following bank accounts of the Target:  (i) the “Senior Debt Service Reserve Account,” account number 2287045468, maintained with Associated Bank; and (b) the “Letter of Credit Fee Subaccount,” account number 2287045476, maintained with Associated Bank.

“Revenue Bonds” means the City of Ladysmith, Wisconsin Variable Rate Demand Solid Waste Disposal Facility Revenue Bonds, Series 1998 (CityForest Corporation Project).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Seller Indemnified Party” means each Target Equityholder.

“Seller Returns” has the meaning set forth in Section 8.1 of this Agreement.

“Selling Expenses” means the aggregate amount of all fees, costs and expenses of the Target (whether incurred by Target, on its behalf or on behalf of any Target Equityholder) incurred in connection with the Merger, this Agreement, the other transactions contemplated thereby and the process of the sale of the Target generally, including fees and expenses payable to Greene Holcomb & Fisher, LLC, Gray, Plant, Mooty, Mooty & Bennett, P.A., Wipfli LLP, the Paying Agent, and all amounts owed pursuant to any item listed in Section 3.4 of the Target’s Disclosure Schedule.

“Shareholders’ Representative” means initially Wayne Gullstad and thereafter any other Person or Persons appointed to serve as the Shareholders’ Representative pursuant to Section 10 of this Agreement.

“Shareholders’ Representative Fund” has the meaning set forth in Section 2.4 of this Agreement.

“Special Meeting” has the meaning set forth in Section 5.11 of this Agreement.

“Support Agreements” has the meaning set forth in the Recital B above.

“Surviving Corporation” has the meaning set forth in Section 2.1 of this Agreement.

“Target” has the meaning set forth in the preface above.

“Target’s Disclosure Schedule” has the meaning set forth in Section 3.2 of this Agreement.

“Target Equityholder” means each holder of a Target Share, Vested Option or Warrant as of immediately prior to the Effective Time.

“Target Net Working Capital” means $4,308,577.00.

“Target Share,” and “Target Shares” mean any share of the capital stock of the Target, including each share of the common stock of the Target issued and outstanding as of the Effective Time.

“Target Share Plan” means the CityForest Corporation Employee Share Incentive Plan Restated Effective January 1, 1998, as amended by the 2003 Amendment dated August 10, 2003 and the 2006 Amendment dated December 29, 2006.

“Tax” and “Taxes” mean (i) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment.

“Third Party Claim” has the meaning set forth in Section 7.4 of this Agreement.

“Title Commitments” has the meaning set forth in Section 5.9 of this Agreement.

“Title Company” has the meaning set forth in Section 5.9 of this Agreement.

“Title Policy” has the meaning set forth in Section 6.1 of this Agreement.

“Total Target Share Number” means the sum of the total number of Target Shares issued and outstanding immediately prior to the Effective Time (excluding Cancelled Shares), plus the total number of Target Shares issuable upon exercise of the Vested Options and the Warrants.

“Transaction Documents” means all documents and agreements to be entered into by one or more of the Parties in connection with the transactions contemplated by this Agreement.

“Transaction Payments” has the meaning set forth in Section 8.2 of this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury with respect to the Code.

“Vested Options” means each unexercised option to purchase Target Shares issued and outstanding immediately prior to the Effective Time and which have an exercise price less than the Per Share Merger Consideration.

“Vested Option Cancellation Agreement” has the meaning set forth in Section 6.1 of this Agreement.

“Vested Option Documents” means all agreements, instruments and other documents representing any Vested Options.

“Warrant Documents” means all agreements, instruments and other documents representing any Warrants.

“Warrants” means each unexercised warrant to purchase Target Shares issued and outstanding immediately prior to the Effective Time and which have an exercise price less than the Per Share Merger Consideration.

2.             Basic Transaction.

2.1                                 The Merger.  At the Effective Time, and on the terms and subject to the conditions of this Agreement, the Merger Sub will merge with and into the Target (the “Merger”), the separate existence of the Merger Sub will cease, and the Target will continue as the surviving corporation under the name CityForest Corporation (the “Surviving Corporation”).

2.2                                 Effect of Merger.

(a)                                  The Merger will become effective at the time the Target and the Merger Sub file articles and a plan of merger substantially in the form of the attached Exhibit A with the Secretary of State of the State of Minnesota (the “Effective Time”).

(b)                                 At the Effective Time, the Merger will have the effect set forth in the Minnesota Business Corporation Act.  Without limiting the foregoing, at the Effective Time, the Surviving Corporation will succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities of the Merger Sub and the Target.

(c)                                  The articles of incorporation and bylaws of the Merger Sub (as amended to date) will become the articles of incorporation and bylaws of the Surviving Corporation at and as of the Effective Time (except that each of the articles of incorporation and bylaws will be amended and restated to reflect the name of the Surviving Corporation).

(d)                                 The directors and officers of the Merger Sub will become the directors and officers of the Surviving Corporation at and as of the Effective Time, retaining their respective positions and terms of office.

(e)                                  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Merger Sub to carry out and effectuate the transactions contemplated by the Transaction Documents.

2.3                                 Conversion of Capital Stock; Settlement of Vested Options and Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Target or the Target Equityholders:

(a)                                  Each Target Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares or Cancelled Shares, will be cancelled and extinguished and will be converted into and become the right to receive (in accordance with terms hereof) the following:

(i)                                     an amount in cash, payable at Closing, equal to the Per Share Cash Amount;

(ii)                                  an amount in cash, payable after Closing, if at all, equal to the Per Share Escrow Amount; and

(iii)                               an amount in cash, payable after Closing, if at all, pursuant to Section 2.7(d)(i) of this Agreement.

(b)                                 Each Vested Option and Warrant will be cancelled and extinguished and the record holder of each Vested Option or Warrant, as applicable, will become the right to receive (in accordance with terms hereof) and in respect of each Target Share issuable pursuant to each Vested Option or Warrant, as applicable, the following:

(i)                                     an amount in cash, payable at the Closing, equal to the following (the “Adjusted Per Share Cash Amount”):  (1) the Per Share Cash Amount; less (2) the exercise price per share for the Target Shares issuable pursuant to such Vested Option or Warrant, as applicable;

(ii)                                  an amount in cash, payable after Closing, if at all, equal to the Per Share Escrow Amount; and

(iii)                               an amount in cash, payable after Closing, if at all, pursuant to Section 2.7(d)(i) of this Agreement.

(c)                                  The capital stock of the Merger Sub issued and outstanding immediately before the Effective Time will constitute the only outstanding shares of capital stock of the Surviving Corporation.  Each stock certificate evidencing ownership of such shares of the capital stock of the Merger Sub will continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(d)                                 The Target Shares issued and outstanding immediately before the Effective Time and owned or held in treasury by the Parent, the Merger Sub or the Target (“Cancelled Shares”) will be cancelled at the Effective Time and extinguished without any conversion of such shares, and no payment will be made with respect to such shares.

(e)                                  All options or warrants to purchase any Target Shares that have an exercise price per share equal to or greater than the Per Share Merger Consideration (if any) will be cancelled without consideration and have no further force or effect.

(f)                                    Prior to the Effective Time, the Target and its board of directors will adopt such resolutions and will take such other actions as may be required to effectuate the treatment of Vested Options and Warrants contemplated by this Section 2.3 of this Agreement.

2.4                                 Deposit and Delivery of Merger Consideration.

(a)                                  Immediately after the Effective Time, the Parent will provide to the Wells Fargo Bank, N.A., as paying agent (the “Paying Agent”), cash in the amount of the Initial Payment Fund, who will accept such delivery and distribute the Initial Payment Fund in accordance with the terms of a paying agent agreement in substantially the form set forth on Exhibit B (the “Paying Agent Agreement”) and the Flow of Funds Memorandum.  The “Initial Payment Fund” means an amount equal to the Merger Consideration less (i) the Escrow Amount, less (ii) the

Shareholders’ Representative Fund, less (iii) the product of the Per Share Cash Amount multiplied by the number of Target Shares that constitute Dissenting Shares, less (iv) the Option Amount.  Any fees due to the Paying Agent under the Paying Agent Agreement will at the discretion of the Target either be (A) paid by the Target before the Closing and the determination of Company Cash, or (B) offset by the Paying Agent against the Initial Payment Fund.  Immediately after the Effective Time, the Parent will provide to the Surviving Corporation, cash in the amount of the Option Amount less the Company Cash, such cash to be used for the payment to the holders of Vested Options as provided in Section 2.5(c).

(b)                                 Immediately after the Effective Time, the Parent will provide to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), cash in the amount of the Escrow Amount (the “Escrow”).  The Escrow will serve as security for satisfaction of any adjustment pursuant to any of Sections 2.7(d)(ii), 2.9, 8.1 or 8.5 of this Agreement and any indemnification obligations of the Target under Section 7 of this Agreement.  The Escrow will be held by the Escrow Agent and will be subject to the terms of an escrow agreement substantially in the form of the attached Exhibit C (the “Escrow Agreement”).  Any fees due to the Escrow Agent under the Escrow Agreement will be paid from the Escrow.

(c)                                  Immediately after the Effective Time, the Parent will provide to the Shareholders’ Representative cash in the amount of $500,000 (the “Shareholders’ Representative Fund”) for use by the Shareholders’ Representative in accordance with the terms of Section 10 of this Agreement.  The Parent will deposit the Shareholders’ Representative Fund into an account designated by the Shareholders’ Representative.

(d)                                 On each of the first, second and third yearly anniversaries of the Closing, the Escrow Agent will provide to the Paying Agent for payment to the Target Equityholders all of the cash then held by the Escrow Agent in the Escrow, if any remains, subject to the amounts that will remain in the Escrow, as described in the Escrow Agreement.

(e)                                  Within two business days of a Receivable Payment Date, the Parent will provide, or cause the Surviving Corporation to provide, to the Paying Agent cash in the amount of such credited or received Additional Receivables for disbursement to the Target Equityholders in accordance with Section 2.5(d).

(f)                                    At least five business days prior to the Closing, the Target will deliver to the Parent a form of flow of funds memorandum (which must be agreed upon and executed by the Target and the Parent) that will set forth how the Merger Consideration and the funds delivered in satisfaction of the Indebtedness described in Section 2.10 of this Agreement will be distributed on the Closing Date, including wire instructions in the case of payments to be made at the Closing by wire transfer (the “Flow of Funds Memorandum”).  The wire instructions described in the Flow of Funds Memorandum will be provided to the Parent no later than three business days prior to the Closing.

2.5                                 Procedure for Payment.

(a)                                  Immediately after the Effective Time the Parent will cause the Paying Agent, pursuant to the Paying Agent Agreement, to mail a letter of transmittal (with instructions for its use) substantially in the form attached as Exhibit D to each holder of Target Shares and each holder of a Warrant, and the Parent will mail a Vested Option Cancellation Agreement to each holder of Vested Options (if any) who shall have not executed and delivered to the Parent a Vested Option Cancellation Agreement prior to the Effective Time, for such holder to use in surrendering the following against payment of that portion of the Merger Consideration to be issued in exchange for such certificate(s), Vested Option Documents or Warrants Documents: (i) the certificate(s) that represented his, her or its Target Shares; (ii) the Vested Option Documents; or (iii) the Warrants Documents.

(b)                                 Upon the surrender of a certificate(s) representing Target Shares to the Paying Agent, together with the applicable letter of transmittal, duly executed, and such other documents as may be required, the Paying Agent will pay to such a holder of Target Shares, in exchange for the delivered certificate(s), cash in an amount equal to the product of the following:  (i) the number of Target Shares evidenced by such certificate(s), multiplied by (ii) the Per Share Cash Amount.

(c)                                  Upon the surrender of Vested Option Documents representing Vested Options or Warrant Documents representing Warrants, as applicable, together with the applicable letter of transmittal in the case of a holder of Warrants or the Vested Option Cancellation Agreement in the case of a holder of Vested Options, duly executed, and such other documents as may be required, the Paying Agent in the case of a holder of Warrants or the Surviving Corporation in the case of a holder of Vested Options will, as applicable, pay to such holder, cash in an amount equal to the following:  (i) the product of (A) the number of Target Shares issuable pursuant to each Vested Option or Warrant evidenced by the delivered Vested Option Documents or Warrants Documents, as applicable; multiplied by (B) the Adjusted Per Share Cash Amount for such Vested Option or Warrant; and less (ii) any applicable withholding Taxes.

(d)                                 Immediately after the Paying Agent receives any funds for distribution to the Target Equityholders, including pursuant to Sections 2.4(e) or 2.7(d)(i) of this Agreement from the Parent, pursuant to Section 10.3 of this Agreement from the Shareholders’ Representative, pursuant to the Escrow Agreement from the Escrow Agent following the release of the Remaining Escrow, if any, the Paying Agent will pay to each Target Equityholder who satisfied the requirements set forth in Sections 2.5(b) or 2.5(c) of this Agreement, as applicable, cash in an amount, after subtraction of any applicable withholding Taxes, equal to the product of the following:  (i) the quotient of (A) the funds delivered to the Paying Agent by the Parent in satisfaction of any of the foregoing; divided by (B) the Total Target Share Number, multiplied by (ii) the number of Target Shares formerly held by (or formerly available for issuance to) such Target Equityholder.  Any funds delivered to the Paying Agent that are in excess of the amount that is required to be paid to Target Equityholders will promptly be paid over to the Surviving Corporation.

(e)                                  The Parent will cause the Paying Agent to pay over to the Surviving Corporation any cash (including any earnings thereon) remaining 365 days after the Paying Agent received any such amount, and thereafter all Target Equityholders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general unsecured creditors with respect to any amounts then owed to such Target Equityholders pursuant to this Section 2, as applicable, payable upon surrender of certificate(s) representing his, her or its Target Shares or Vested Options Documents or Warrants Documents representing his, her or its Vested Options or Warrants, as applicable.

2.6                                 Other Exchange Matters.

(a)                                  No interest related to the Merger Consideration or any other amounts will accrue or be paid to any Target Equityholder.

(b)                                 None of the Parent, the Merger Sub, the Target or the Surviving Corporation will be liable to any Target Equityholder with respect to any portion of the Merger Consideration or any other amounts that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c)                                  If any certificate(s) representing Target Shares or any Warrants Documents representing Warrants have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Target Shares or Warrants claiming that his, her or its certificate(s) or Warrants Documents, as applicable, have been lost, stolen or destroyed and providing an indemnity reasonably satisfactory to the Parent (which may, if reasonable under the circumstances and requested by the Parent, include a requirement to post a bond or other security), the Paying Agent will issue in exchange for the affidavit the holder of such Target Shares’ or Warrants’ portion of the Merger Consideration, as determined pursuant to this Section 2.

(d)                                 At the Effective Time, the stock transfer books of the Target will be closed and there will be no further registration of transfers of Target Shares on the records of the Target.  From and after the Effective Time, no Target Shares will be deemed outstanding and the holders of certificates representing Target Shares will cease to have any rights with respect to any Target Shares, except as otherwise provided in this Agreement or by Law.

(e)                                  Each of the rights to receive a portion of the Remaining Escrow is personal to each Target Equityholder and is and will remain nontransferable for all purposes other than by operation of Law or by will or the Laws of descent and distribution.  Any attempted transfer, except as expressly allowed in this Section 2.6, of any of the rights to receive a portion of the Remaining Escrow is and will be null and void.

(f)                                    Until surrendered as contemplated in Section 2.5(b) of this Agreement, each certificate representing Target Shares will be deemed as of and at any time after the Effective Time to represent solely the right to receive that portion of Merger Consideration to be issued in exchange for such certificate in connection with this Agreement.  From and after the Effective Time, the holders of Vested Option Documents or Warrants Documents formerly representing Vested Options or Warrants, as applicable, will cease to have any rights with respect to such Vested Options or Warrants, as applicable, other than the right to receive the consideration set forth in Section 2.5(c) of this Agreement.

(g)                                 The Merger Consideration, when delivered to the Paying Agent, in exchange for the cancellation of the Target Shares (other than Dissenting Shares), the Vested Options and Warrants will be deemed to have been issued in full satisfaction of all rights pertaining to Target Shares (other than Dissenting Shares), Vested Options and Warrants.

2.7           Merger Consideration Adjustment.

(a)                                  No later than five (5) business days before the Closing Date, the Target will prepare and deliver to the Parent a certificate signed by an officer of the Target setting forth the Target’s good faith determination of the estimated draft balance sheet (the “Estimated Closing Date Balance Sheet”) for the Target as of immediately prior to the Effective Time, which Estimated Closing Date Balance Sheet will also include the Company’s good faith determination of the estimated Net Cash (the “Estimated Net Cash”) for the Target as of immediately prior to the Effective Time.  The Target will prepare the Estimated Draft Closing Date Balance Sheet in accordance with the Accounting Principles.  The Estimated Draft Closing Date Balance Sheet will be subject to the review and approval of the Parent prior to the Closing, and such approval will not be unreasonably withheld.

(b)                                 Within 60 days following the Closing Date, the Parent will prepare and deliver to the Shareholders’ Representative a certificate signed by an officer of the Parent setting forth a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Target as of immediately prior to the Effective Time, which will also include the actual Net Cash as of immediately prior to the Effective Time (the “Actual Net Cash”) and the adjustments, if any, required to be made to the Merger Consideration.  The Parent will prepare the Draft Closing Date Balance Sheet in accordance with the Accounting Principles, but also using the same balance sheet line items by which the Target determined the Estimated Closing Date Balance Sheet.  The Parent will make available to the Shareholders’ Representative and its accountant the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet to the extent reasonably requested by the Shareholders’ Representative during the objection and dispute resolutions periods described in Section 2.7(c) of this Agreement.

(c)                                  If the Shareholders’ Representative believes that any item on the Draft Closing Date Balance Sheet, including the Actual Net Cash and the adjustments, if any, required to be made to the Merger Consideration, was not calculated correctly or determined in accordance with the Accounting Principles, then the Shareholders’ Representative must deliver a detailed statement (an “Objection Notice”) within 30 days after receiving the Draft Closing Date Balance Sheet setting forth in reasonable detail (i) any item on the

Draft Closing Date Balance Sheet that the Shareholders’ Representative believes has not been calculated correctly or determined in accordance with the Accounting Principles, (ii) the amount of such item that the Shareholders’ Representative believes is correct in accordance with the Accounting Principles, and (iii) the amount of the Net Working Capital, Actual Net Cash and the adjustments, if any, required to be made to the Merger Consideration that the Shareholders’ Representative believes is correct assuming that each disputed item were resolved in favor of the Shareholders’ Representative.  If the Shareholders’ Representative does not deliver an Objection Notice then the Draft Closing Date Balance Sheet will be conclusive, final and binding in its entirety.  If the Shareholders’ Representative does deliver an Objection Notice, then the Draft Closing Date Balance Sheet shall be conclusive, final and binding with respect to those items that are not objected to in the Objection Notice and the items set forth in the Objection Notice shall be resolved in accordance with the procedures below.  The Parent and the Shareholders’ Representative will use commercially reasonable efforts to resolve any objections set forth in an Objection Notice themselves through good faith negotiation.  If the Parties do not obtain a final resolution with respect to any item set forth in the Objection Notice within 30 days after the Parent has received the Objection Notice, the Parent and the Shareholders’ Representative will select a mutually acceptable accounting firm solely to resolve any such remaining disputed items.  The accounting firm will make a determination within 30 days after being retained by the Parties.  Such determination will be set forth in writing and will be final, conclusive and binding upon the Parties.  The accounting firm will allocate its costs and expenses between the Parent and the Shareholders’ Representative based upon the percentage of the contested amount submitted to the accounting firm that is ultimately awarded to each Party such that each Party bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the other Party.  For example, if the Shareholders’ Representative claims Net Working Capital is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Shareholders’ Representative, and if the accounting firm ultimately resolves the dispute by awarding the Shareholders’ Representative $300 of the $500 contested, then the accounting firm’s costs and expenses will be allocated 60% (i.e. 300/500) to the Parent and 40% (i.e. 200/500) to the Shareholders’ Representative.  The “Closing Date Balance Sheet” means the Draft Closing Date Balance Sheet together with any revisions made pursuant to this Section 2.7(c) of this Agreement.

(d)                                 Upon the final determination of the Closing Date Balance Sheet, the Merger Consideration will be adjusted as follows:

(i)                                     If (A) the Net Working Capital plus Actual Net Cash is greater than (B) the Estimated Net Working Capital plus Estimated Net Cash, then the Parent will pay to the Paying Agent for the benefit of the Target Equityholders, by wire transfer or delivery of other immediately available funds, an amount equal to ninety  percent (90%) of such excess and the Parent will deposit the remainder of such excess with the Escrow Agent to be held pursuant to the Escrow Agreement as part of the Escrow Amount.  These payments will be made within five business days after the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.7(c) of this Agreement.  The portion of the payment to the Target Equityholders will be delivered by the Paying Agent to the Target Equityholders in accordance with the Paying Agent Agreement and Section 2.5(d) of this Agreement.

(ii)                                  If (A) the Net Working Capital plus Actual Net Cash is less than (B) the Estimated Net Working Capital plus Actual Net Cash, then the Escrow Agent will pay to the Parent out of the Escrow Amount, by wire transfer or delivery of other immediately available funds, an amount equal to this deficiency.  This payment will be made within five business days after the date on which the Closing Date Balance Sheet is finally determined pursuant to Section 2.7(c) of this Agreement.

2.8                                 The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., in Minneapolis, Minnesota, at 9:00 a.m., on the second business day after the respective Parties have satisfied or waived all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than actions the Parties will take at the Closing itself) or any other time and date as the Parties may agree (the “Closing Date”).

2.9                                 Dissenting Shares.

(a)                                   Notwithstanding any other provisions of this Agreement to the contrary, no Dissenting Shares will be converted into or represent a right to receive any portion of the Merger Consideration set forth in this Section 2, and any holder of the Dissenting Shares will only be entitled to such rights as are provided by the Minnesota Business Corporation Act.

(b)                                  Notwithstanding the provisions of Section 2.9(a) of this Agreement, if any holder of Dissenting Shares effectively withdraws or loses (through the failure to perfect or otherwise) such holder’s appraisal rights under the Minnesota Business Corporation Act, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Target Shares will automatically be converted into and represent only the right to receive that portion of the Merger Consideration issuable in exchange for such Target Shares pursuant to Section 2.3 of this Agreement, without interest thereon, and subject to any other applicable provisions of this Agreement, upon surrender of a certificate(s) representing such Target Shares in accordance with Section 2.5(b) of this Agreement.

(c)                                   The Target will give the Parent (i) prompt notice of any written demand for appraisal received by the Target pursuant to the applicable provisions of the Minnesota Business Corporation Act, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands.  The Target will not, except with the prior written consent of the Parent, make any payment with respect to any such demands or offer to settle or settle any such demands.  Any communication to be made by the Target to any holder of Target Shares with respect to such demands will be submitted to the Parent in advance and will not be presented to any holder of Target Shares prior to the Target receiving the Parent’s consent.

(d)                                  Notwithstanding the provisions of Section 2.9(c) of this Agreement, to the extent that the Parent or the Surviving Corporation incurs any Appraisal Costs, the Parent will be entitled to recover the full amount of such Appraisal Costs from the Escrow.

2.10                           Payment of Indebtedness.

(a)                                  No later than five business days prior to the Closing, the Target will deliver to the Parent a certificate, executed by the Chief Financial Officer of the Target, (the “Debt Certification”) setting forth (i) the amount of Indebtedness of the Target as of such date and (ii) a reasonable, good faith estimate of the Indebtedness as of the end of business on the Closing Date, together with such documents and information necessary to verify the amount of Indebtedness, which will include, payoff letters from the applicable creditor in a form reasonably acceptable to the Parent (which letters will contain payoff amounts, per diems, wire transfer instructions and an agreement to deliver, upon full payment, UCC-3 termination statements, other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled), and the Target will provide the Parent with reasonable access to all documents and personnel necessary for reviewing the Indebtedness amounts set forth in such certificate.

(b)                                 At the Closing the Surviving Corporation will assume the Assumed Indebtedness and shall pay to Associated Bank the amounts outstanding as Assumed Indebtedness other than in respect of the Revenue Bonds and the letters of credit.

(c)                                  On or before the Closing the Target (or the Parent on behalf of the Target in accordance with the Flow of Funds Memorandum) will pay, or cause to be paid in full, all of the Indebtedness.

3.                                        Representations and Warranties of the Target.  The Target represents and warrants to the Parent and the Merger Sub that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

3.1                                 Organization, Qualification and Power.  The Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  The Target is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Target.  The Target has full corporate power and authority necessary to carry on the businesses in which it is engaged, and to own and use the properties owned and used by it.  The Target has delivered to the Parent correct and complete copies of the charter, bylaws or other governing documents of the Target (as amended to date).  The Target has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.  This Agreement and the Transaction Documents to which it is a party constitute the valid, enforceable and legally binding obligations of the Target.

3.2                                 Capitalization.  The authorized capital stock of the Target consists of 10,000,000 shares, of which as of the date of this Agreement 1,977,848

Target Shares, issued as common stock, are issued and outstanding.  All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid and nonassessable, and, as of the Closing Date, will be held of record by the respective holders of Target Shares as set forth in Section 3.2 of the disclosure schedule of the Target attached to this Agreement (the “Target’s Disclosure Schedule”), which will be updated by the Target as necessary as of the Closing.  Except for (i) Warrants for the purchase of 61,375 Target Shares, to be issued as common stock of the Target, and (ii) Vested Options for the purchase of 100,000 Target Shares, to be issued as common stock of the Target, there are no outstanding or authorized option, warrant, purchase right, phantom stock or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock.  Section 3.2 of the Target’s Disclosure Schedule sets forth for each Warrant and each Vested Option, (x) the record holder of such security, (y) the exercise price per Target Share underlying such security, and (z) the vesting schedule (if any) applicable to such security.  Except for the Target Share Plan and the Luft Phantom Agreement, there are no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to the Target.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Target.  The Target does not own any Equity Interests in any other Person.

3.3                                 Noncontravention; Consents and Approvals.  Neither the execution and the delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated by this Agreement, will do any of the following:  (a) violate any Law to which the Target is subject, or any provision of the charter, bylaws or other governing documents of the Target (as amended to date); (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any material arrangement to which the Target is a party or by which it is bound, or to which any of its assets is subject (or result in the imposition of any Security Interest upon the Assets), including any (i) agreement, (ii) contract, (iii) lease, (iv) license, or (v) instrument; (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit owned or held by the Target; or (d) alter, impair or extinguish any Intellectual Property owned or purported to be owned by Target, or rights or obligations to any third party owned Intellectual Property.  Except as indicated in Section 3.3 of the Target’s Disclosure Schedule and except for any filings required under the HSR Act, the Target is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any Person (including any Governmental Authority) in order for the Parties to consummate the transactions contemplated by this Agreement.

3.4                                 Brokers’ Fees.  The Target has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (a) for which the Parent or the Merger Sub could become liable or obligated, and (b) which does not constitute a Selling Expense.

3.5                                 Assets.  The Target has good, valid, legal and marketable title to, or a valid and enforceable leasehold interest in, all material properties and assets (tangible and intangible) used by it, located on any of its premises or shown on the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet, and hold such properties and assets free and clear of all Security Interests (other than Permitted Liens and, with respect to Real Property, Real Estate Encumbrances), except for properties and assets disposed of or otherwise consumed in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (collectively, the “Assets”).  The Assets are adequate to conduct the business of the Target as currently conducted.

3.6                                 Financial Statements.  Attached to Section 3.6 of the Target’s Disclosure Schedule are the following financial statements of the Target (collectively, the “Financial Statements”):  (a) audited consolidated and consolidating balance sheets and statements of income, changes in shareholder’s equity, and cash flow as of and for the fiscal years ended December 31, 2003, December 31, 2004, and December 31, 2005 (the “Most Recent Fiscal Year End”) for the Target; and (b) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholder’s equity and cash flow as of and for the months ended December 31, 2006 for the Target (the “Most Recent Financial Statements”).  The Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP applied on a consistent basis as of the dates and throughout the periods covered, (ii) are complete and correct in all material respects and present fairly the financial condition and the results of operations of the Target as of such dates and for such periods and (iii) have been prepared in accordance with the books and records of the Target, which books and records have been maintained in a manner consistent with historical practice.  The Most Recent Financial Statements, however, are subject to normal year-end adjustments (which will not be material either individually or in the aggregate) and lack footnotes and other presentation items.

3.7                                 Subsequent Events.  Since the Most Recent Fiscal Year End, (i) the Target has operated in the Ordinary Course of Business, (ii) there have been no changes in the Assets, business, financial condition, operations or results of operations of the Target individually or in the aggregate that have had or would have a Material Adverse Effect on the Target taken as a whole, and (iii) except as described in Section 3.7 of the Target’s Disclosure Schedule, the Target has not done any of the following:

(a)                                  either (i) amended its charter, bylaws or other governing documents, (ii) amended any term of its outstanding Equity Interests or other securities, or (iii) issued, sold, granted, or otherwise disposed of, its Equity Interests or other securities;

(b)                                 become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Indebtedness, except for borrowings in the Ordinary Course of Business under credit facilities in existence as of on the Most Recent Financials;

(c)                                  permitted any of the Assets to become subject to a Security Interest other than a Permitted Encumbrance;

(d)                                 either (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other Equity Interests (except for distributions of Company Cash declared and paid in full before the Closing Date and which, if occurring after the date hereof, are in compliance with Section 5.2), or (ii) entered into, or performed, any transaction with, or for the benefit of, any shareholder or any Affiliate of any shareholder (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(e)                                  suffered (i) material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the business of the Target or any material Asset, or (ii) any shutdown or maintenance of any facility or paper machine outside the Ordinary Course of Business;

(f)                                    increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, (ii) any director or officer, or (iii) any stockholder or any affiliate of any stockholder;

(g)                                 entered into any contractual obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(h)                                 made any change in its methods of accounting or accounting practices (including with respect to reserves) or changed its policies or practices with respect to paying payables or billing and collecting receivables;

(i)                                     made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any action in respect of Taxes or entered into any contractual obligation in respect of Taxes with any Governmental Authority;

(j)                                     terminated or closed any facility, business or operation;

(k)                                  adopted any Employee Benefit Plan or, except in accordance with terms thereof as in effect on the Most Recent Fiscal Year End increased any benefits under any Employee Benefit Plan;

(l)                                     written up or written down any of its material Assets or revalued its inventory; and

(m)                               entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.7.

3.8                                 Legal Compliance; Illegal Payments;  Permits.  Except for Laws related to health and safety and as set forth in Section 3.8 of the Target’s Disclosure Schedule, the Target has complied in all respects with all applicable Laws, except where the failure to comply has not resulted in, and would not reasonably be expected to result in, material liability to the Target.  With respect to Laws related to health and safety, the Target has materially complied with such Laws in a manner consistent with general practices in the Target’s industry.  In the conduct of the business of the Target, neither the Target or any of its directors or officers, nor, to the Knowledge of the Target any of its employees or other agents, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Target (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.  The Target has been duly granted all material Permits under all Laws necessary for the conduct of its business.  Except as disclosed in Section 3.8 of the Target’s Disclosure Schedule, (i) such Permits are valid and in full force and effect and will remain so, without modification, following the Closing, and (ii) the Target is not in breach or violation of, or default under, any such Permit, and, to the Knowledge of the Target, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default.

3.9                                 Tax Matters.

(a)                                  The Target has timely filed all required Tax Returns.  All such Tax Returns were correct and complete in all material respects.  All Taxes owed by the Target (whether or not shown on any Tax Return) are timely paid or are reflected on the Closing Date Balance Sheet.

(b)                                 The Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.  The Target is not a party to any income Tax allocation or sharing agreement.

(c)                                  The Target has delivered to the Parent correct and complete copies of all federal and state income Tax Returns for the Target for tax periods beginning on or after January 1, 2003.  The Target is not currently the beneficiary of any extension of time within which to file any income Tax Return.  There are no liens for Taxes (other than liens for Taxes not yet due and payable) upon any of the Assets.

(d)                                 None of the Target’s Tax Returns are currently the subject of an audit by a Tax authority.  The Target has delivered to the Parent correct and complete copies of any audit report issued since January 1, 2003, related to any material Taxes due from the Target or with respect to the Target’s operations.  The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The Target has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(e)                                  The Target has not distributed capital stock of another corporation, or has had its capital stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f)                                    The Target has been a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code and for Wisconsin state Tax law purposes, at all times since February 7, 1992, and the Target will be an S corporation up to and including the day before the Closing Date.  The Target has no potential liability for Tax under Section 1374 of the Code (or any corresponding Wisconsin state or local law).  Neither the Target, nor to the Knowledge of the Target any shareholder of the Target has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status for any period beginning February 7, 1992 and ending on the day before the Closing.  In the past 10 years, the Target has not (i) acquired assets from another corporation in a transaction in which the Target’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(g)                                 The Target has withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employees, independent contractor, creditor, stockholder, or other third party and Target has complied with all reporting and record keeping requirements.

(h)                                 The Target is not required to make any adjustment pursuant to Code section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods initiated by the Target or previously required by a Governmental Authority, and there is no application pending with any governmental authority requesting permission for any changes in any of the Target’s accounting methods for Tax purposes.  To the Knowledge of the Target, no Governmental Authority has proposed any such adjustment or change in accounting method.

(i)                                     The Target will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed by or on behalf of the Target at or prior to the Closing, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign law) in existence as of the Closing, (iii) any installment sale or open transaction disposition made at or prior to the Closing, or (iv) any prepaid amount received on or prior to the Closing Date, except (A) where the Tax liability for such amount is included as a liability  in the Net Working Capital, and (B) where the amount is a result of an action or transaction other than in the Ordinary Course of Business occurring on the Closing Date but after the Closing.

(j)                                     To the Target’s Knowledge, the Target has not participated in any reportable transaction within the meaning of Treasury Regulation 1.6011-4 or in nay tax shelter within the meaning of Sections 6111 or 6112 of the Code and the Treasury Regulations promulgated thereunder or engaged in any transaction that would trigger the imposition of penalties under Section 6662 of the Code.

3.10                           Real Property.

(a)                                  Section 3.10(a) of the Target’s Disclosure Schedule lists and describes briefly all real property that Target owns (collectively, the “Real Property”).  With respect to each parcel of Real Property:

(i)                                     The Target has good and marketable fee simple title to the Real Property, free and clear of any Security Interest, license, encroachment, restriction or covenant, except the encumbrances identified in Section 3.10(a)(i) of the Target’s Disclosure Schedule and easements, covenants, restrictions, encroachments and other non-monetary encumbrances that do not materially interfere with the use of such parcel as it is currently used (the “Real Estate Encumbrances”);

(ii)                                  There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion or interest of the Real Property; nor has the Target leased or otherwise granted the right to use or occupy such owned Real Property or any portion thereof;

(iii)                               The Target has received no notice of actual or to the Target’s Knowledge threatened special assessments or reassessments of the Real Property;

(iv)                              The Target has received no notice of actual or to the Target’s Knowledge threatened cancellation or suspension of any certificates of occupancy for any portion of the Real Property;

(v)                                 The Target has not received notice of any claims of any Governmental Authority to the effect that the construction, operation, or use of the Real Property is in material violation of any applicable law, ordinance, rule, regulation or order; and

(vi)                              There is no pending or, to the Target’s Knowledge threatened condemnation or similar eminent domain proceeding against the Real Property.

(b)                                 Except as set forth in Section 3.10(b) of the Target’s Disclosure Schedule, the Target does not lease or sublease any Real Property and there are no other contractual obligations that grant to any Person the right of use or occupancy of the Real Property.

(c)                                  The Real Property comprises all of the real property used in the business of the Target.

(d)                                 Except as set forth in Section 3.10(d) of the Target’s Disclosure Schedule, to the Target’s Knowledge, all buildings, structures, fixtures and building systems, and all components thereof, included in the Real Property (the “Improvements”) (i) have been maintained by the Target in good condition and repair in accordance with the customary maintenance procedures for such Improvements, as applicable, and subject to ordinary wear and tear, and repair and replacement from time to time in the Ordinary Course of Business of the Target, and (ii) are sufficient for the operation of the business of the Target as currently conducted.  The Target has not received any notice that the Real Property is in violation of and to the Target’s Knowledge, the Real Property is not in violation of, any applicable building, zoning, subdivision and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, or any insurance requirements affecting the Real Property.  To the Target’s Knowledge, the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or termination of any zoning variance, in each case relating to the Real Property.

(e)                                  To the Target’s Knowledge and except as described on Section 3.10(e) of the Target’s Disclosure Schedule, no part of the Real Property is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

(f)                                    The improvements on the Real Property are supplied with utilities necessary for the operation of such improvements as the same are currently operated or currently proposed to be operated, all of which utilities are provided by public roads or by permanent, irrevocable appurtenant easements benefiting the Real Property.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Target’s business as presently conducted.

3.11                           Intellectual Property.

(a)                                  Section 3.11 of the Target’s Disclosure Schedule identifies the following:  (i) each patent, trademark registration, or copyright registration that has been issued to, and that is currently pending and unexpired of the Target; (ii) each pending patent application or application for registration of a trademark or copyright that the Target has made; (iii) each unexpired material license, sublicense, agreement or other permission that the Target has granted to any third party with respect to Intellectual Property (together with any exceptions); (iv) each unexpired material license, sublicense, agreement or other permission that the Target currently has acquired from any third party with respect to third party Intellectual Property (together with any exceptions), but expressly excluding any “shrink-wrap,” “click-wrap,” or similar software licenses or other licenses for generally commercially available, noncustomized software (such agreements described in this Section 3.11(a)(iv), together with the agreements referred to in clause (iii) above, the “IP Licenses”); and (v) each registered or unregistered trademark, service mark, trade name, corporate name or Internet domain name that is material to the operation of the Target’s business as presently conducted.  The Target possesses all right, title and interest in and to the Intellectual Property owned by it and listed or required to be listed in Section 3.11 of the Target’s Disclosure Schedule (collectively, “Owned Intellectual Property”) free and clear of any Security Interests or ownership interests of any other Person.  None of the Owned Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or other challenge and no action is pending or, to the Knowledge of the Target, threatened that challenges the legality, validity, enforceability, use or ownership of such Owned Intellectual Property.  To the Knowledge of the Target, no Person has interfered with, infringed upon (whether directly, as a contributory infringer, through inducement or otherwise), misappropriated, improperly disclosed, violated or otherwise come in conflict with the Owned Intellectual Property, and no confidential information or trade secret in Target’s possession, custody or control has been lost, stolen or improperly disclosed.

(b)                                 To the Knowledge of the Target, the Target owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in or necessary for the operation of the businesses of the Target as presently conducted.  Each item of Owned Intellectual Property will be available for use by the Target on identical terms and conditions immediately after the Closing.  The Target has not as of the Closing and for five years immediately preceding the Closing interfered with, infringed upon (whether directly, as a contributory infringer, through inducement or otherwise), misappropriated, improperly disclosed, violated or otherwise come in conflict with any Intellectual Property rights of any third party.  The Target has not at any time in the preceding five years received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, disclosure, violation or conflict, and, to the Knowledge of the Target, none of the preceding has been threatened or is reasonably expected to arise.  The Target has not received any “invitations to license” or other communications asserting that it is or will be obligated to take a license under third party Intellectual Property in order to continue conducting its business in the ordinary course.

(c)                                  All employees of, and consultants to, the Target have entered into non-disclosure and intellectual property assignment agreements to the extent that such employees or consultants have received or created trade secrets or otherwise worked with the Target’s Intellectual Property.  Without limiting the foregoing, each of Maurice L. Keesler, Lee T. Luft and Harry H. Simpson have executed such agreements.

3.12                           Contracts.  Section 3.12 of the Target’s Disclosure Schedule lists all material contracts and other agreements, whether written or oral, to which the Target is a party including each Material Contract.  The Target has delivered to the Parent a correct and complete copy of each written agreement listed or required to be listed in Section 3.12 of the Target’s Disclosure Schedule.  With respect to each agreement listed or required to be listed in Section 3.12 of the Target’s Disclosure Schedule: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration under the agreement; and (e) no party has repudiated any provision of the agreement.

3.13                           Powers of Attorney.  Except as set forth in Section 3.13 of the Target’s Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Target.

3.14                           Insurance.

(a)                                  Section 3.14 of the Target’s Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements but excluding policies related to the Employee Benefit Plans maintained by the Target) to which the Target is or has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past five years:  (i) the name, address and telephone number of the agent; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; and (iii) the policy number and the period of coverage.  The Target is not subject to any self-insurance arrangements.

(b)                                 With respect to each insurance policy required to be identified in Section 3.14 of the Target’s Disclosure Schedule:  (i) the policy is legal, valid, binding, enforceable and in full force and effect and the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby other than to the extent caused by facts or circumstances which are particular to any of the Parent Indemnified Parties; (ii) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the policy; (iii) no party to the policy has repudiated any provision of such policy and (iv) the applicable insurer has not denied or disputed the coverage of any claim pending under such policy.

(c)                                  The Target has been covered during the past five years by insurance in scope and amount customary and reasonable for the business in which it has engaged during that period.

3.15                           Litigation.  Section 3.15 of the Target’s Disclosure Schedule sets forth each instance in which the Target is (a) subject to any injunction, judgment, order, decree, ruling or charge, or (b) a party or, to the Knowledge of the Target, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority.

3.16                           Product Warranty.  Section 3.16 of the Target’s Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each product or service of the Target (containing applicable guaranty, warranty and indemnity provisions).  Each product manufactured, sold, leased or delivered by the Target in the five years preceding the Closing (each, a “Product”) is not subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Except as disclosed in Section 3.16 of the Target’s Disclosure Schedule (and except for other Liabilities that are incurred after the date of this Agreement and for which there will be a reserve on the Closing Date Balance Sheet), each Product is, and at all times has been, (a) in compliance with all applicable Laws, (b) fit for the ordinary purposes for which it is intended to be used, and (c) in conformity with any and all contractual obligations, express and implied warranties, promises and affirmations of fact made by the Target.  The Target does not have any Liability (and, to the Knowledge of the Target, there is no basis for any present or future action giving rise to any Liability) for replacement or repair of any Products or other damages in connection with any Products, subject only to the reserve for bad debt and allowance reserve set forth on the face of the Most Recent Balance Sheet and with respect to Liabilities that are incurred after the date of this Agreement, on the Closing Date Balance Sheet, as adjusted for the passage of time in accordance with GAAP, applied on a basis consistent with the principles applied in the preparation of the Most Recent Balance Sheet and the Closing Date Balance Sheet, which reserves are adequate to address all such Liabilities.  Each Product contains adequate warnings, the content and display of which conform with applicable Law and current industry practice.  There is no design defect with respect to any Product.

3.17                           Employment Matters.  The Target has complied in all material respects with all Laws relating to employment, including all Laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing.  There are no unresolved employment-related charges, claims or lawsuits involving the Target.  The Target (i) is not a party to or bound by any collective bargaining agreement or any other labor union contract, (ii) has not experienced any strikes, grievances, claims of unfair labor practices, collective bargaining disputes and (iii) is not subject to any order to bargain of the National Labor Relations Board, and to the Knowledge of the Target no question concerning union representation is pending or is threatened respecting employees of the Target.  The Target has not committed any unfair labor practice.  No employee of the Target is represented by a labor union and to the Knowledge of the Target no petition has been filed or proceeding instituted by an employee or group of employees of the Target with any labor relations board seeking recognition of a bargaining representative.  To the Knowledge of the Target, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

3.18                           Employee Benefits.

(a)                                  Section 3.18 of the Target’s Disclosure Schedule lists each Employee Benefit Plan that the Target maintains or to which it has any obligation to contribute or with respect to which the Target has or may have any Liability.

(b)                                 Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(c)                                  Each such Employee Benefit Plan which is an Employee Pension Benefit Plan is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code and has received, within the last five years, a favorable determination letter from the Internal Revenue Service, and to the Knowledge of the Target, there is no fact or circumstance that could reasonably be expected to give rise to a revocation of such determination letter.

(d)                                 With respect to each Employee Benefit Plan that the Target or any  ERISA Affiliate of the Target maintains or to which any of them contributes:

(i)                                     No action, audit, suit, proceeding, hearing or investigation with respect to any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Target’s Knowledge, threatened, would could result in a Liability on the part of the Target or any Employee Benefit Plan.

(ii)                                  Neither the Target nor any ERISA Affiliate of the Target has ever participated in, contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)) or a Multiemployer Plan.

(e)                                  Full payment has been timely made or will be timely made on or prior to the Closing Date all of amounts that the Target is required to pay under the terms of each of the Employee Benefit Plans that is an employee benefit plan as such term is defined in ERISA §3(3) and under any legal requirements (including any withheld employee contributions and elective deferrals described in Code §402(g)(3)).

(f)                                    The Target does not have any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, directors or consultants except as specifically required by Part 6 of Title I of ERISA.

(g)                                 Neither the Target nor any ERISA Affiliate has engaged in a “prohibited transaction” (as defined in ERISA §406 and Code §4975) or any other breach of fiduciary responsibility with respect to any Employee Benefit Plan that reasonably could be expected to subject the Target to any material tax or penalty.

(h)                                 Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code §409A has been operated in good faith in compliance with Code §409A and guidance of the Internal Revenue Service provided thereunder.

(i)                                     The Target has delivered to the Parent correct and complete copies of the plan documents and summary plan descriptions (together will all subsequent summaries of material modifications), the most recent determination letter received from the Internal Revenue Service, the three most recent annual reports (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements that implement each such Employee Benefit Plan.

3.19                           Environmental Matters.  Except as set forth in Section 3.19 of the Target’s Disclosure Schedule:

(a)                                  The Target has complied and is in compliance in all material respects, with Environmental Laws.

(b)                                 Without limiting the generality of the foregoing subsection (a) the Target has obtained, has complied with or has timely applied for or requested renewal of, and is in compliance with, in each case in all material respects, the Environmental Permits for the occupation of the Real Property and the operation of the Target’s business.  A list of Environmental Permits held by the Target is set forth on Section 3.19 of the Target’s Disclosure Schedule.  Neither the execution and the delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated by this Agreement will result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Environmental Permit owned or held by the Target.

(c)                                  Since January 1, 2000, the Target has not received any written notice, report or other information regarding, and the Target has not been, or to the Knowledge of the Target, threatened to be made, a party to any action, suit, proceeding, hearing or investigation of, in or before any Governmental Authority in respect of, any actual or alleged material violation of Environmental Laws, or any material Liabilities or potential material Liabilities under Environmental Laws or any release or threatened release of any Hazardous Substance.

(d)                                 To the Knowledge of the Target, none of the following exists at any property or facility owned or operated by the Target: (i) underground storage tanks; (ii) asbestos-containing material in any friable and damaged form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(e)                                  The Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including any Hazardous Substance, or operated any property or facility so as to give rise to any current or future material Liabilities under Environmental Laws.

(f)                                    The Target has not designed, manufactured, sold, marketed, or distributed products or other items containing asbestos.

(g)                                 The Target has furnished to Parent all environmental audits, reports and other material environmental documents relating to the Target’s current properties, facilities, or operations that are in its possession or under its reasonable control.

(h)                                 Section 3.19 of the Target’s Disclosure Schedule sets forth each instance in which the Target is or has been subject to any injunction, judgment, order, decree, ruling or charge, with respect to any Environmental Law or Environmental Permit or the release or threatened release of any Hazardous Substance.

(i)                                     Section 3.19 of the Target’s Disclosure Schedule lists all contracts and other agreements, whether written or oral, to which the Target is a party relating to the treatment, storage, disposal, transportation, handling, manufacturing or distribution of any Hazardous Substances.

The only representations and warranties given by the Target in respect to the Environmental Laws or Environmental Permits are those contained in this Section 3.19 and no other representation or warranty in this Agreement or the Transaction Documents will be deemed, directly or indirectly, to be a representation or warranty in any matter relating to Environmental Laws or Environmental Permits.

3.20                           Undisclosed Liabilities.  The Target has no material Liability, except for Liabilities (a) set forth on the face of or reserved against in the Most Recent Balance Sheet (rather than in any notes thereto), and (b) that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, or relates to any breach or violation of, or default under, a contractual obligation or Law).

3.21                           Inventory; Equipment.

(a)                                  The inventory of the Target consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured and manufactured, and none of which is slow moving, obsolete, damaged, or defective, subject only to the reserve for bad debt and allowance set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target.

(b)                                 Each individual part of any piece of Equipment having a replacement cost in excess of $100,000, is (i) adequate and suitable for its present and intended use, (ii) in good working order, operating condition and state of repair (subject to normal wear and tear and breakdown rates customary for that particular Equipment), (iii) to the Knowledge of the Target has no defects (whether patent or latent), and (iv) has been maintained in accordance with normal industry practice.

3.22                           Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are collectible in accordance with their terms at their recorded amounts, subject only to the reserves set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Target.

3.23                           Product Liability. To the Knowledge of the Target, the Target does not have any Liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Target.

3.24                           Transactions with Affiliates.  Section 3.24 of the Target’s Disclosure Schedule lists all current contracts and agreements between the Target, on one hand, and any of its officers, directors, shareholders or their Affiliates, on the other and all such contracts and agreements that were in effect at any time since January 1, 2005.  To the Knowledge of the Target, none of the Target’s directors, officers, employees and shareholders, or their Affiliates, owns any material asset, tangible or intangible, that is used in the business of the Target.

3.25                           Customers and Suppliers.    Section 3.25 of the Target’s Disclosure Schedule sets forth a complete and accurate list of (a) the ten largest customers of the Target (measured by aggregate billings) during the fiscal year ending December 31, 2005, indicating the existing contractual obligations with each such customer by product or service provided, and (b) the ten largest suppliers of materials, products or services to the Target (measured by the aggregate amount purchased by the Target) during the fiscal year ending December 31, 2005, indicating the contractual obligations for continued supply from each such supplier.  To the Knowledge of the Target, the relationships of the Target with the customers and the suppliers required to be listed Section 3.25 of the Target’s Disclosure Schedule are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise materially altered (except for material alterations permitted by the agreement between such customer or supplier and the Target and which would not permit either party thereto to terminate such agreement in accordance with its terms) or notified the Target of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (except for material alterations permitted by the agreement between such customer or supplier and the Target and which would not permit either party thereto to terminate such agreement in accordance with its terms) its relationship with the Target.

3.26                           Indebtedness.  Section 3.26 of the Target’s Disclosure Schedule lists each category and amount of the Indebtedness as of the date of this Agreement.  Except as set forth in Section 3.26 of the Target’s Disclosure Schedule, as of the date of this Agreement the Target has no Liabilities in respect of Indebtedness.  The Target has no Liability in respect of a guaranty of the Liability of any other Person.

3.27                           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 3, the Target makes no representation or warranty, express or implied, at law or in equity, in respect to the Target, or any of its respective assets, Liabilities, operations or performances (financial or otherwise), including any warranties with respect to merchantability, fitness for any particular purpose or the condition thereof, and all such representations or warranties are expressly disclaimed.  The representations and warranties contained in this Section 3, and in the documents, instruments and certificates to be delivered by the Target under this Agreement, do not contain and will not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4.                                       Representations and Warranties of the Parent and the Merger Sub.  The Parent and the Merger Sub represent and warrant to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.1                                 Organization.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

The Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

4.2                                 Authorization of Transaction.  Each of the Parent and the Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the Transaction Documents to which it is a party.  This Agreement and the Transaction Documents to which it is a party constitute the valid, enforceable and legally binding obligations of the Parent or the Merger Sub, as applicable.

4.3                                 Noncontravention.  Except set forth in Section 4.3 of the Parent’s Disclosure Schedules, neither the execution and the delivery of this Agreement or the Transaction Documents to which either the Parent or the Merger Sub is a party, nor the consummation of the contemplated transactions, will (a) violate any Law to which either the Parent or the Merger Sub is subject or any provision of the charter, bylaws or other governing documents of either the Parent or the Merger Sub (each as amended to date), or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which either the Parent or the Merger Sub is a party or by which it is bound or to which any of its assets is subject.

4.4                                 Brokers’ Fees.  Except as set forth in Section 4.4 of the Parent’s Disclosure Schedules, neither the Parent nor the Merger Sub has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.5                                 Merger Sub.  Since the date of its incorporation, the Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations under this Agreement and matters related thereto.  The Merger Sub was incorporated solely for the purposes of participating in the Merger and the transactions contemplated by this Agreement.  The authorized capital stock of the Merger Sub consists of 1000 shares of common stock, $0.01 par value, 100 of which have been validly issued, fully paid and nonassessable and are owned by the Parent free and clear of any Security Interests.

4.6                                 Financing.  The Parent has received an executed copy and provided the Target with a copy of the Financing Letter of Intent.  If the Parent was able to assume the Revenue Bonds as contemplated herein and were to receive the Financing from Citadel Investment Group L.L.C. or a similar lender pursuant to the financial terms substantially similar to those described in the Financing Letter of Intent, the Parent and the Merger Sub would have the necessary funds to consummate the Merger.

5.                                       Covenants.

5.1                                 General.  Each of the Parties will use his, her or its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions to the other party’s obligations set forth in Section 6 of this Agreement).  If after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Transaction Documents and the contemplated transactions, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, and the requesting Party will pay all reasonable out of pocket costs and expenses of the requested Party (unless the requesting Party is entitled to indemnification for the requested action under Section 7 of this Agreement).

5.2                                 Notices and Consents.

(a)                                  Except as described in Section 5.2(b), the Target will give any notices to third parties and will use its commercially reasonable best efforts to obtain any third party consents at its sole cost and expense that are necessary or that the Parent may reasonably request in connection with the transactions contemplated by this Agreement.

(b)                                 Each of the Parent and the Target, with the assistance and cooperation of other, will prepare any filings required by the HSR Act, it being understood and agreed, for the avoidance of doubt, that (i) the Parent will be responsible for any filing fee required to be paid under the HSR Act in connection with this Agreement, and (ii) no Party will be required to share with another Party such information as is customarily not provided by parties in connection with filing the relevant filing made under the HSR Act or other antitrust or anticompetiton Laws.  In addition to and without limiting the foregoing, the Parent and the Target will (A) take promptly all actions necessary to make any filings required of the Parent or Target under the HSR Act or other antitrust or anticompetiton Laws, (B) comply at the earliest practicable date with any request for additional information received by the Parent or the Target from the Federal Trade Commission or the Antitrust Division of the Department of Justice, and (C) the Parties will reasonably cooperate with each other in connection with the making of any such filings.

(c)                                  Notwithstanding the requirements of Section 5.2(b), in no event will the Parent or any of its subsidiaries or its or their Affiliates be required to (i) dispose of any material assets (including material contractual rights) in order to comply with this Section 5.2, and (ii) agree to any condition with respect to its ownership and operation of the business of the Target or any other business and material assets which the Parent or any of its subsidiaries may have the right to acquire to the extent such condition would materially and adversely effect the operation of such business or asset.

(d)                                 The Target will give the Parent written notice of any distributions of Company Cash to be declared and made in the period between this Agreement and the Closing Date before such distribution is made.  The Target will complete any declared distributions prior to the Closing Date and the determination of Company Cash.

5.3                                 Operation of Business.  The Target will not, without the consent of the Parent, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as expressly contemplated by this Agreement.  Without limiting the generality of the preceding sentence, during the period beginning as of the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Section 9 or the Closing Date, the Target will not take or omit to take, as applicable, any action described in Section 3.7(a) through (m).  The Target will use its commercially reasonable efforts to maintain the value of the Target as a going concern and preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

5.4                                 Full Access.  The Target will permit representatives of the Parent and its prospective financing sources to have full access, at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of the Target, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Target, unless such access is prohibited under the Law, provided, however, that in such cases the Target will promptly deliver to the Parent a certificate in which it (a) notifies the Parent that it is restricting access to the officers, employees, properties, offices, plants and other facilities, books, records, data or other information specified in such notice with respect to the subject matter described in such notice, (b) to the extent permitted by Law, provides the basis for such restriction, (c) to the extent permitted by Law, provides a summary of the information the Parent and its representatives would have learned if such access were not restricted, and further the Target will use its reasonable best efforts to implement the necessary procedures to enable the provision of reasonable access to the extent permissible by Law.  Notwithstanding the foregoing, the Parties must mutually agree upon any actions proposed to be taken by the Parent or its advisors with respect to environmental matters, including the conduct and timing of a “Phase II” environmental site review of the Real Property.

5.5                                 Notice of Developments.

(a)                                  Each Party will give prompt written notice to the others of any development causing a breach or any event or circumstance that would reasonably be expected to result in a breach of any of its own representations and warranties in Sections 3 or 4 of this Agreement.  Except as otherwise provided in Section 5.5(b) below, no disclosure by any Party pursuant to this Section 5.5(a) will be deemed to amend or supplement the Target’s Disclosure Schedule or the Parent’s Disclosure Schedule, as applicable, to have qualified the representations and warranties contained in Sections 3 or 4 of this Agreement, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(b)                                 Either the Target or the Shareholders’ Representative may elect at any time to notify the Parent of any development which first arises solely after the date hereof and which causes a breach of any of the representations and warranties in Section 3 of this Agreement.  Unless the Parent has the right to terminate this Agreement pursuant to Section 9.1(b) of this Agreement by reason of the development and exercises that right within the period of 10 business days referred to in Section 9.1(b) of this Agreement, the written notice pursuant to this Section 5.5(b) will be deemed to have amended the Target’s Disclosure Schedule, to have qualified the representations and warranties contained in Section 3 of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.  Without limiting the foregoing, any update to Section 3.2 of the Target’s Disclosure Schedule before the Closing will constitute an amendment to the Target’s Disclosure Schedule and will not be deemed to have material negative effect to the Target.

5.6                                 Exclusivity.

(a)                                  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement under Section 9 of this Agreement or otherwise, the Target will not, and will cause its Affiliates and representatives not to, directly or indirectly, through any employee, representative or otherwise, (i) solicit or entertain any offers from, (ii) negotiate with or in any manner encourage or discuss any proposal with, (iii) furnish any information to, or (iv) authorize, approve, consummate, engage in, or enter into any agreement with, any Person (other than the Parent or the Merger Sub) relating to a proposed acquisition of the Target or its business or operations, in whole or in part, whether through purchase of assets or stock, merger, lease or otherwise, or any other transaction incompatible with that contemplated by this Agreement, or which would constitute an alternative thereto.

(b)                                 The Target will promptly terminate any pending discussions with respect to any transaction contemplated by Section 5.6(a) of this Agreement with any third party and will notify the Parent immediately if it receives any offer or proposal or any related inquiry with respect to any transaction contemplated by Section 5.6(a) of this Agreement.

5.7                                 Maintenance of Real Property.  The Target will maintain the Real Property in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and will not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Parent.

5.8                                 Leases.  The Target will not enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property without the prior written consent of Parent.

5.9                                 Title Insurance Commitments.  The Parent, at its expense and as soon as practicable following the date of this Agreement, will use commercially reasonable efforts to obtain a commitment for an owner’s title insurance policy (current ALTA form used in Wisconsin) for each parcel of owned Real Property (collectively, the “Title Commitments”) in an amount designated by the Parent and issued by a title insurance company selected by the Parent and reasonably acceptable to the Target (the “Title Company”).  The Target will use reasonable efforts to cooperate with the Parent in obtaining the Title Commitments and the Title Policies described in Section 6.1 of this Agreement.  Cooperation will include the Target providing the Title Company with any affidavits or undertakings reasonably requested by the Title Company to issue the Title Policies.  The Target will be responsible for the payment of the title insurance premium with respect to the Title Policies.

5.10                           Tax Matters.  Without the prior written consent of the Parent, the Target will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could have the effect of (a) increasing the Tax Liability of the Target for any period ending after the Closing Date, or (b) increasing the Liability for Tax of the Target for the period ending on or before the Closing Date unless such increased Taxes are paid by the Target on or before the Closing Date or included as a current liability on the Closing Date Balance Sheet.

5.11                           Special Meeting .  The Target will call a special meeting of the holders of Target Shares (the “Special Meeting”), as soon as practicable after the date of this Agreement in order for the holders of Target Shares to consider and vote upon the transactions contemplated by this Agreement, including the Merger, in accordance with the Minnesota Business Corporation Act.  The Target will mail the Disclosure Documents to each of the holders of Target Shares as soon as practicable, but only after the Parent has had a reasonable opportunity to review and comment on, and has approved, the Disclosure Documents, with such approval not to be unreasonably withheld.  The Disclosure Documents will include all such statements, materials or documents as are required by law to be disseminated by the Target.  Included within the Disclosure Documents will be recommendations from the board of directors of the Target that the holders of Target Shares approve the transactions contemplated by this Agreement, including the Merger and the board of directors of the Target will not subsequently revoke, repudiate, contradict, qualify or withdraw such recommendation in any way.

5.12                           Monthly Financials.  During the period beginning as of the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Section 9 or the Closing Date, the Target will prepare and furnish to the Parent, promptly after becoming available and in any event within 20 days of the end of each calendar month, monthly financials statements for each month following last month included in the Most Recent Financial Statements through the Closing Date, in the form used by management provided that such financial statements will be prepared in a manner consistent with similar interim financial statements prepared for prior interim periods.

5.13                           Financing.  The Target will take all actions reasonably requested by the Parent in order to permit the Parent to secure the Financing.

6.             Conditions to Obligation to Close.

6.1                                 Conditions to Obligation of the Parent and the Merger Sub.  The obligation of the Parent and the Merger Sub to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a)                                  the representations and warranties set forth in Section 3 of this Agreement (i) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing, and (ii) that are qualified by materiality or Material Adverse Effect will be true in correct in all respects at and as of the Closing;

(b)                                 the Target will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)                                  no action, suit or proceeding will be pending before any Governmental Authority (i) in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement, (ii) which would limit or otherwise adversely affect the right of the Parent to own the Target or operate all or any material portion of the business of the Target, or (iii) which would compel the Parent or any of its Affiliates to dispose of all or any material portion of either the business of the Target, the Assets or the business or assets of the Parent or any of its Affiliates;

(d)                                 the Target will have executed and delivered to the Parent a certificate to the effect that each of the conditions specified in this Section 6.1(a) through (b) is satisfied in all respects;

(e)                                  the Parties will have received all other necessary authorizations, consents and approvals of any Governmental Authority, all of which must be final and non-appealable;

(f)                                    the Parent will have obtained the agreement of the Title Company to issue title insurance policies at Closing (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring Target’s fee simple title to each parcel of owned Real Property as of the Closing Date (collectively, the “Title Policies”) subject only to Real Property Encumbrances and other exceptions that are acceptable to Parent;

(g)                                 the holders of the Target Shares will have approved the Merger and the transactions contemplated by this Agreement at the Special Meeting;

(h)                                 each of the holders of Vested Options will have entered into an Vested Option Cancellation Agreement with the Target in a form reasonably satisfactory to the Parent (each, a “Vested Option Cancellation Agreement”);

(i)                                     the relevant parties will have entered into the Escrow Agreement, which must be in full force and effect;

(j)                                     the relevant parties will have entered into the Paying Agent Agreement, which must be in full force and effect;

(k)                                  the Target will have delivered to the Parent an affidavit, under penalties of perjury, stating that the Target is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h), such that the Parent is exempt from withholding any portion of the Merger Consideration thereunder;

(l)                                     the Target will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any Laws or any material agreements listed in Section 3.12 of the Target’s Disclosure Schedule;

(m)                               the Target will have obtained the third-party consents or waivers identified on Schedule 6.1(m);

(n)                                 Lee T. Luft and Maurice L. Keesler will have entered into employment arrangements with the Parent or its Affiliates which are reasonably acceptable to the Parent and in the forms presented to Messrs. Luft and Keesler prior to the execution of this Agreement, and each of such arrangements will be in full force and effect in accordance with its respective terms;

(o)                                 the Target will not have taken any action (other than the Merger) that would result in Target ceasing to be an “S” corporation within the meaning of Section 1361 and 1362 of the Code;

(p)                                 the Parent will have obtained the proceeds of the Financing, on terms and conditions reasonably satisfactory to it, it being understood that, as to the portion of the Financing contemplated by the Financing Letter of Intent, financial terms not less favorable to Parent than those outlined in the Financing Letter of Intent are reasonably satisfactory to the Parent;

(q)                                 holders of no more than 10% of the Target Shares will have exercised any appraisal or dissenters’ rights pursuant to the Minnesota Business Corporation Act;

(r)                                    the Parent will have received from Gray, Plant, Mooty & Bennett, P.A., counsel to the Target (or other counsel reasonably acceptable to the Parent), its opinion with respect to the transactions contemplated by this Agreement, which opinion will be in the form set forth on Exhibit E and will, at the request of the Parent, be confirmed to any provider of the financing with respect to this Agreement;

(s)                                  each of the Support Agreements will have been executed and delivered to the Parent by the applicable Target Equityholder, and each of such arrangements will be in full force and effect in accordance with its respective terms; and

(t)                                    all actions to be taken by the Target in connection with consummation of the contemplated transactions and all certificates, instruments and other documents required to effect these transactions will be reasonably satisfactory in form and substance to the Parent.

The Parent may waive any condition specified in this Section 6.1 by providing a written waiver to Target at or prior to the Closing.

6.2                                 Conditions to Obligation of the Target.  The obligation of the Target to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)                                  the representations and warranties set forth in Section 4 of this Agreement (i) that are not qualified by materiality or Material Adverse Effect, and (ii) that are qualified by materiality or Material Adverse Effect will be true and correct in all material respects at and as of the Closing Date;

(b)                                 each of the Parent and the Merger Sub will have performed and complied with all of its covenants contained in this Agreement in all material respects through the Closing;

(c)                                  no action, suit or proceeding will be pending before any Governmental Authority in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement;

(d)                                 each of the Parent and the Merger Sub will have delivered to the Target a certificate to the effect that each of the conditions specified above in this Section 6.2(a) and (b) is satisfied in all respects;

(e)                                  the Parties will have received all other necessary authorizations, consents and approvals of any Governmental Authority, all of which must be final and non-appealable;

(f)                                    the Parent will have paid all filing fees and made all filings necessary and appropriate with respect to the HSR Act;

(g)                                 the Parent will have entered into the Escrow Agreement, which must be in full force and effect;

(h)                                 the Parent will have entered into the Paying Agent Agreement, which must be in full force and effect;

(i)                                     each of the Parent and the Merger Sub will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any Laws or any agreements to which the Parent is a party; and

(j)                                     all actions to be taken by the Parent and the Merger Sub in connection with consummation of the contemplated transactions and all certificates, instruments and other documents required to effect the contemplated transactions will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this Section 6.2 by providing a written waiver to Parent at or prior to the Closing.

7.             Remedies for Breaches of this Agreement.

7.1                                 Survival of Representations, Warranties and Covenants.  Except for the right to indemnification set forth in Section 7.2(b) below, the representations, warranties and covenants set forth in this Agreement, and the right of the Parties to make a claim for indemnification in respect thereof, will survive the Closing and continue in full force and effect for a period of 12 months following the Closing.

7.2                                 Indemnification for the Benefit of the Parent Indemnified Parties.

(a)                                  In the event of any breach of or inaccuracy in any of the representations and warranties contained in Section 3 of this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality or Material Adverse Effect were deleted therefrom) or any breach by the Target or the Shareholders’ Representative of any of their respective covenants contained in this Agreement or the Transaction Documents, provided that, if there is an applicable survival period pursuant to Section 7.1 of this Agreement, the Parent Indemnified Party makes a written claim for indemnification to the Shareholders’ Representative in accordance with Section 11.7 of this Agreement within the applicable survival period, then in each case, from and after the Closing, then the Parent Indemnified Parties will be indemnified by the Target Equityholders from and against any Adverse Consequences the Parent Indemnified Parties suffer arising out of or relating to any such breach or inaccuracy.

(b)                                 Notwithstanding the survival period stated in Section 7.1 above, if during the period of three years following the Closing Date a Parent Indemnified Party makes a written claim for indemnification to the Shareholders’ Representative in accordance with Section 11.7 of this Agreement, then from and after the Closing the Parent Indemnified Parties will be indemnified by the Target Equityholders from and against any Adverse Consequences the Parent Indemnified Parties suffer arising out of or relating to any action, proceeding, ruling, order, decree or investigation by or on behalf of any Governmental Authority with respect to the Revenue Bonds (excluding any Adverse Consequences of any action, proceeding, ruling, order, decree or investigation by or on behalf of any Governmental Authority with respect to the Revenue Bonds to the extent initiated in response to any communication by the Parent Indemnified Parties (x) to a Governmental Authority which was not made in response to a direct request by a Governmental Authority in connection with a pending or threatened Tax audit, or (y) to a Person other than a Governmental Authority, the intent of which was to elicit a determination from a Governmental Authority with respect to the Tax treatment of interest paid or payable pursuant to the Revenue Bond) including (i) any Liability to the United States Department of the Treasury or the Internal Revenue Service related to the Tax treatment of interest paid or accrued prior to the Closing Date pursuant to the Revenue Bonds, (ii) any and all costs and expenses of negotiating and arranging substitute or alternative financing for such indebtedness (including legal and accounting fees and charges) whether incurred by the Target or any of its Affiliates, (iii) any and all commitment, underwriting or other fees or charges payable to, and any and all expenses of, any provider of such other financing for which the Parent Indemnified Parties are responsible, (iv) the net present value (calculated using a discount rate of 10% per annum) of any difference in interest or rate of interest of such financing as compared to the interest or rate of interest payable on the Revenue Bonds for the period commencing on the Closing Date and ending on December 31, 2011, and (v) the attorneys’ fees and other transaction costs associated with settling any audit with the Internal Revenue Service that was initiated by the Internal Revenue Service in connection with the Revenue Bonds.

(c)                                  The obligation to indemnify the Parent Indemnified Parties following the Closing from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by the breach (or alleged breach) under this Section 7 will be subject to each of the following:

(i)                                     The Parent Indemnified Parties may not assert a claim for indemnification under Section 7.2(a) until the Parent Indemnified Parties have suffered Adverse Consequences which, without giving effect to this clause (i), would be subject to indemnification hereunder in excess of an aggregate threshold equal to one percent (1%) of the Enterprise Value (the “Deductible”), after which point the Parent Indemnified Parties will be indemnified from and against any Adverse Consequences above such threshold amount.  The Parent Indemnified Parties may not assert a claim for indemnification under 7.2(b) until the Parent Indemnified Parties have suffered Adverse Consequences which, without giving effect to this clause (i), would be subject to indemnification hereunder in excess of an aggregate threshold equal to $100,000, after which point the Parent Indemnified Parties will be indemnified from and against any Adverse Consequences above such threshold amount.

(ii)                                  With respect to claims for indemnification made by the Parent Indemnified Parties under Section 7.2(b) above, the Target Equityholders will have no Liability for indemnification in excess of each of the following:  (A) for the one-year period following the Closing, an aggregate amount equal to $2,500,000; (B) for the period beginning on the one-year anniversary of the Closing and ending on the two-year anniversary of the Closing, an aggregate amount equal to $2,000,000; and (C) for the period beginning on the two-year anniversary of the Closing and ending on the three-year anniversary of the Closing, an aggregate amount equal to $1,500,000.

(iii)                               With respect to any and all other claims for indemnification made by the Parent Indemnified Parties, the Target Equityholders will have no Liability for indemnification in excess of an aggregate amount equal to ten percent (10.0%) of the Enterprise Value, less any amount paid with respect to successful claims for indemnification under Sections 7.2(b) and 7.2(c)(ii) above.

(iv)                              The Escrow Agent, on behalf of the Target Equityholders, will pay for any and all indemnification claims of any Parent Indemnified Party on behalf of the Target Equityholders in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(v)                                 For purposes of the indemnification provisions contained in this Section 7, Adverse Consequences will not include (A) the loss of, or failure to realize (for whatever reason), any Tax benefits to the Target or to one or more of the Parent Indemnified Parties attributable to deductions as a result of any Transaction Payments made on or after the Closing Date, or (B) other than with respect to Section 7.2(b) and any other provision relating to the indemnification provided thereunder, Taxes attributable to any affirmative action taken by any Parent Indemnified Party or any transferee that is inconsistent with the Ordinary Course of Business of such Parent Indemnified Party or the Target, other than any action expressly required by this Agreement or taken with the advance written consent of the Shareholders’ Representative.

7.3                                 Indemnification for the Benefit of the Seller Indemnified Parties.  In the event of any breach of or inaccuracy in any of the representations and warranties contained in Section 4 of this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality or Material Adverse Effect were deleted therefrom) or any breach by the Parent or the Merger Sub of any of their respective covenants contained in this Agreement or the Transaction Documents, provided that, if there is an applicable survival period pursuant to Section 7.1 of this Agreement, the Shareholders’ Representative (on behalf of the Target Equityholders) makes a written claim for indemnification to the Parent in accordance with Section 11.7 of this Agreement within the applicable survival period, from and after the Closing, the Parent agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences they suffer arising out of or relating to any such breach or inaccuracy.  Notwithstanding the foregoing, neither the Seller Indemnified Parties nor the Shareholders’ Representative (on behalf of the Target Equityholders) may assert a claim for indemnification against the Parent or the Merger Sub until the Seller Indemnified Parties have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of the Deductible, after which point the Seller Indemnified Parties will be indemnified by the Parent, only from and against any Adverse Consequences above the Deductible.

Further, the Parent and the Merger Sub will have no liability for indemnification under this Section 7.3 in excess of ten percent (10.0%) of the Enterprise Value.

7.4                                 Matters Involving Third Parties.

(a)                                  If any third party notifies any Parent Indemnified Party or Seller Indemnified Party (such party, the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party will promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)                                 Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his, her or its choice reasonably satisfactory to the Indemnified Party provided that (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party has not been advised that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(c)                                  Unless and until an Indemnifying Party assumes and conducts the defense of the Third Party Claim as provided in Section 7.4(b) of this Agreement, the Indemnified Party may defend against the Third Party Claim in any manner he, she or it reasonably may deem appropriate at the sole cost and expense of the Indemnifying Party.

(d)                                 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties, not to be withheld unreasonably, provided, however, the preceding limitation will not apply if (i) the Indemnifying Party did not elect to assume control of the Third Party Claim pursuant to Section 7.4(b) of this Agreement or (ii) the Indemnifying Party fails to satisfy the requirements set forth in Section 7.4(b)(v) of this Agreement.

7.5                                 Determination of Adverse Consequences.  The Parties will make appropriate adjustments for Tax benefits and insurance coverage in determining Adverse Consequences for purposes of this Section 7, but solely to the extent of any Tax benefit actually received with respect to the tax year in which the indemnification payment was made (if and when received and treating any such benefit as the last item of deduction for the applicable Tax year) and of the amount of any insurance proceeds actually received (net of the present value of any increases in premiums and provided that, to the extent the insurance proceeds available under policies are less than all Adverse Consequences or other losses suffered by the applicable party of the sort covered by such policy, such proceeds will first be applied against Adverse Consequences or other losses that are not indemnified hereunder).  All indemnification payments will be made initially without regard to the foregoing.  All indemnification payments will be deemed adjustments to the amount of the Merger Consideration.

7.6                                 Exclusive Remedy.  The Parties acknowledge and agree that, except as provided in Sections 10.1 and 11.14 of this Agreement, the foregoing indemnification provisions in this Section 7 will be the exclusive remedy of the Parent Indemnified Parties, the Target, the Target Equityholders or the holders of an interest in the Escrow with respect to any matters involving this Agreement or the transactions contemplated by this Agreement, except that each Parent Indemnified Party does not waive any statutory, equitable or common law rights or remedies relating to any fraud or intentional misrepresentation.

7.7                                 Recoupment Exclusively Against Escrow.  Any indemnification to which the Parent Indemnified Parties are entitled under this Agreement as a result of any Adverse Consequences it may suffer will be made as a payment to the Parent Indemnified Parties from the Escrow Amount held in the Escrow and in accordance with the terms of the Escrow Agreement and this Agreement.  The Parent and the Merger Sub will not be entitled to any payments above the Escrow Amount for indemnification claims resulting from Adverse Consequences or from any source other than the Escrow.

7.8                                 No Circular Recovery.  No Target Equityholder will be entitled to make any claim for indemnification against the Parent, the Merger Sub or, after the Effective Time, the Target by reason of the fact that such Person was a controlling person, director, employee or representative of the Target or was serving as such for another Person at the request of the Parent or the Target (whether such claim is for Adverse Consequences of any kind or otherwise and whether such claim is pursuant to any statute, governing documents, contractual obligation or otherwise) with respect to any claim brought by the Parent or a Parent Indemnified Person against any Target Equityholder relating to this Agreement or any of the transactions contemplated hereby.  With respect to any claim brought by the Parent or a Parent Indemnified Person against any Target Equityholder relating to this Agreement and any of transactions contemplated hereby, each Target Equityholder, by virtue of receiving the Merger Consideration, will be deemed to waive any right of subrogation, contribution, advancement, indemnification or other claim against the Target with respect to any amounts owed by such Target Equityholder pursuant to this Section 7.

8.                                       Tax Matters.  The following provisions will govern the allocation of responsibility as between the Parent and the Shareholders’ Representative for certain Tax matters:

8.1                                 Preparation of Tax Returns.  The Shareholders’ Representative will prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Target for all periods ending on or prior to the Closing Date, whether filed before or after the Closing Date (the “Seller Returns”).  All Seller Returns will be prepared on a basis consistent with the most recent Tax Returns of the Target unless the Shareholders’ Representative determines that there is no reasonable basis for such position, and will be true, correct and complete in all material respects.  Not later than thirty (30) days prior to the due date for filing of a Seller Return, the Shareholders’ Representative will provide the Parent with a copy of such Seller Return.  If Parent, within 15 days after the delivery of such Seller Return notifies the Shareholders’ Representative in writing that it objects to any of the items on such Seller Return, the Shareholders’ Representative and the Parent will attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time) by a nationally recognized independent accounting firm chose jointly by the Parent and the Shareholders’ Representative (the “Accounting Firm”).  The Accounting Firm will resolve any such dispute in favor of the Shareholders’ Representative to the extent that the Tax Return subject to the dispute was prepared on a basis consistent with the most recent Tax Returns of the Target, unless the Accounting Firm determines that there is no reasonable basis for such position, and the fees and expenses of such Accounting Firm will be borne equally by the Parent and the Shareholders’ Representative.  The Parent will cooperate in the filing of the Seller Returns.  The Shareholders’ Representative will pay exclusively from the Escrow or the Shareholders’ Representative Fund (as determined by the Shareholders’ Representative in his, her or its sole discretion) any amount shown due on the Seller Returns to the extent not included as a liability in the Net Working Capital as determined for the Closing Date Balance Sheet.  The Parent will pay any Taxes shown due on the Seller Tax Returns to the extent such Taxes were reflected as a liability in the Net Working Capital as determined for the Closing Date Balance Sheet.  The Parent will prepare or cause to be prepared and will file or cause to be filed all Tax Returns other than the Seller Returns; provided, however, that not later than thirty (30) days prior to the due date for filing of a Tax Return for a Straddle Period, the Parent will provide the Shareholders’ Representative with a copy of such Tax Return.  If the Shareholders’ Representative, within 15 days after the delivery of such Tax Return notifies Parent in writing that it objects to any of the items on such Tax Return, Parent and the Shareholders’ Representative shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time) by the Accounting Firm.  In the case of a Tax Return for a Straddle Period, the Shareholders’ Representative will pay to the Parent the Target’s share of any Taxes due with respect to such Tax Return (determined pursuant to Section 8.2 below) to the extent not included as a liability in the Net Working Capital as determined for the Closing Date Balance Sheet not later than seven (7) days prior to the due date for filing such Tax Return, it being understood and agreed that the Shareholders’ Representative will pay such amounts exclusively from the Escrow or the Shareholders’ Representative Fund, as determined by the Shareholders’ Representative in his, her or its sole discretion.  Any costs, fees and expense of the Accounting Firm in connection with this Section 8.1 shall be equally borne by the Parent and the Shareholders’ Representative.

8.2                                 Straddle Periods.  Each taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not begin or end on) the Closing Date will be a “Pre-Closing Tax Period.”  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Target based upon or measured by net income or gain which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Target hold a beneficial interest will be deemed to terminate at such time).  The Parties understand and agree that, in accordance with Treasury Regulation 1.1502-76(b)(1)(ii)(A)(2) the Target will become a member of Parent’s consolidated federal income tax group as of the beginning of the Closing Date, with the result that any payment with respect to the Vested Options and Warrants, any payment of Selling Expenses and any payment of compensation to the Target’s employees and service providers (such payments, regardless of when made, the “Transaction Payments”) on the Closing Date, to the extent not validly accrued prior to the Closing Date, will be treated as properly allocable to the taxable year of Parent’s consolidated federal income tax group that includes the Closing Date.  The parties further understand and agree that any Tax deduction attributable to any Transaction Payment shall be taken in the Taxable period in which such Transaction Payment is made or validly accrued in a manner consistent with the Target’s past Tax accounting practices, and that no party shall have any obligation to pay or otherwise compensation any other party for any benefit associated with taking such deduction.  The amount of Taxes other than Taxes of the Target based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  To the extent not included or accounted for in the Closing Date Balance Sheet and as a liability in Net Working Capital, any real estate Taxes and installments of special assessments that are due and payable in the year of the Closing for the Real Property will be pro rated between the Surviving Corporation and Shareholders’ Representative (on behalf of the Target) on the Closing Date based upon the respective periods of ownership for the year in which the Closing occurred.

8.3                                 Cooperation on Tax Matters.

(a)                                  The Parties will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided in satisfaction of this requirement.  The Parties agree that the Parent will cause the Surviving Corporation to (i) retain all books and records with respect to Tax matters pertinent to the Target relating to any taxable period beginning before the Closing Date until the expiration of the applicable statutes of limitations (and, to the extent notified by the Parent or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the

Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders’ Representative so requests, the Surviving Corporation will allow the Shareholders’ Representative to take possession of such books and records.

(b)                                 The Parties further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by the Merger and the Transaction Documents).

8.4                                 Refunds and Tax Benefits; Amended Returns.  Any Tax refunds that are received by the Parent, the Surviving Corporation, or any other Affiliate of Parent, and any amounts credited against Tax to which the Parent, the Surviving Corporation, or any other Affiliate of the Parent become entitled with respect to the Pre-Closing Tax Period and that are not listed as a current asset on the Closing Date Balance Sheet or credited as a current asset in the calculation of Net Working Capital will be for the account of the Target Equityholders, and the Parent will pay over to the Paying Agent (during the Escrow Period) or to the Shareholders’ Representative (following the Escrow Period) any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto, except to the extent that (a) such refund or credit is attributable to actions not in the ordinary course of business taken by the Parent or the Surviving Corporation after the Closing, or (b) such refund or credit is attributable to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a period other than a Pre-Closing Tax Period (a “Post-Closing Tax Period”), and the carryback of such Tax attribute does not reduce the amount of any refund that would otherwise be for the amount of the Target Equityholders.  For this purpose, the Parent, the Surviving Corporation or, or any other Affiliate of the Parent will be treated as entitled to a refund on the date that is it credited against then currently owed tax.  In addition, and subject to the limitations listed above, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Parent or the Surviving Corporation of any amount accrued as a liability on the Closing Date Balance Sheet, the Parent will pay such amount to the Paying Agent (during the Escrow Period) or to the Shareholders’ Representative (following the Escrow Period) within 15 days after receipt or entitlement thereto.  Following the Closing, the Parent will not file an amended Tax Return for the Surviving Corporation with respect to the Pre-Closing Tax Period without the advance written consent of the Shareholders’ Representative, which will not be unreasonably withheld, conditioned, or delayed.  Without limiting the generality of the foregoing, the Shareholders’ Representative will not be deemed to have unreasonably withheld consent to the filing of an amended Tax Return if the Tax Return increases the Tax liability of the Target or the shareholders of the Target, unless the changes on the amended Tax Return are to correct an error.  Any dispute as to whether an amended Tax Return is to correct an error will be resolved within a reasonable period by the Accounting Firm, and the fees and expenses of such Accounting Firm will be borne equally by the Parent and the Shareholders’ Representative.

8.5                                 Certain Taxes.  Notwithstanding anything else to the contrary contained in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger or the Transaction Documents will be paid 50% by the Shareholders’ Representative (it being understood and agreed that the Shareholders’ Representative will pay such amounts from the Escrow or the Shareholders’ Representative Fund) and 50% by the Parent when due, and the Target will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; it being understood that the expense of filing any such Tax Returns will be borne 50% by the Shareholders’ Representative (who will satisfy such obligation with funds from the Escrow or the Shareholders’ Representative Fund) and 50% by the Parent.

8.6                                 Resolution of Tax Disputes.

(a)                                  If the Parent receives notice of a claim by a Governmental Authority in respect of Taxes of the Target for a Pre-Closing Period which may give rise to a liability of Target Equityholders under this Agreement (a “Pre-Closing Tax Claim”), then the Parent will promptly give written notice to the Shareholders’ Representative; provided, however, that no delay on the part of the Parent in notifying the Shareholders’ Representative will relieve the Target Equityholders from any obligation hereunder, except to the extent such delay actually and materially prejudices the Target Equityholders.

(b)                                 In respect of any Pre-Closing Tax Claim, the procedures set forth in Section 7.4 will govern the conduct of the defense of such claim, with each reference to the Indemnifying Party taken to mean the Shareholders’ Representative and each reference to the Indemnified Party taken to mean the Parent.

9.             Termination.

9.1                                 Termination of Agreement.  The Parties may terminate this Agreement in accordance with one or more of the following:

(a)                                  The Parent and the Target may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)                                 The Parent may terminate this Agreement by giving written notice to the Target at any time prior to the Closing in the event (i) the Target has within the then previous ten business days given the Parent any notice pursuant to Section 5.5(b) of this Agreement and the development that is the subject of the notice is material to the Target, (ii) the Target has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Parent notified the Target of the breach, and the breach, if capable of being cured, has continued without cure or written waiver by the Parent for a period of 30 days after the notice of breach, or (iii) if the Closing does not occur on or before March 31, 2007, by reason of the failure of any condition precedent under Section 6.1 of this Agreement (unless the failure results primarily from the Parent itself breaching any representation, warranty or covenant contained in this Agreement);

(c)                                  The Target may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing (i) in the event the Parent has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Target has notified the Parent of the breach, and the breach, if capable of being cured, has continued without cure or written waiver by the Target for a period of 30 days after the notice of breach, or (ii) if the Closing does not occur on or before March 31, 2007, by reason of the failure of any condition precedent under Section 6.2 of this Agreement (unless the failure results primarily from the Target itself breaching any representation, warranty or covenant contained in this Agreement); and

(d)                                 Either Party may terminate this Agreement in the event that any Law becomes effective and continues in effect for 90 days restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.2                                 Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1 of this Agreement, all rights and obligations of the Parties under this Agreement (other than Sections 3.4, 4.4, 7 (but only with respect to indemnification claims for Adverse Consequences arising from a breach of Sections 3.4 and 4.4), this Section 9.2 and Section 11) will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10.                                 Shareholders’ Representative.

10.1                           Appointment.  By virtue of the approval of this Agreement and the Merger by the holders of Target Shares at the Special Meeting and by the holders of Vested Options under the Vested Option Cancellation Agreements and the holders of the Warrants under the Letters of Transmittal, each of the Target Equityholders, as the case may be, have or will have appointed Wayne Gullstad as the Shareholders’ Representative with respect to this Agreement and the transactions contemplated by this Agreement.  No bond will be required of the Shareholders’ Representative, and the Shareholders’ Representative will not receive any compensation for his, her, or its services.  The Shareholders’ Representative will not receive any compensation for the first 50 hours of his, her or its services.  Thereafter, the Shareholders’ Representative, at his, her or its discretion may cause the Paying Agent to compensate the Shareholders’ Representative for each additional hour of service at a rate of $100 per hour by disbursing funds to the Shareholders’ Representative for such compensation at such rate from the Shareholders’ Representative Fund, provided that, for the avoidance of doubt, no such compensation shall result in any obligation of the Parent or the Merger Sub to deposit additional amounts with the Paying Agent.  To the extent that a portion of the Escrow or the Reserved Fund (as defined in the Escrow Agreement) may be disbursed to the Paying Agent in accordance with the Escrow Agreement, if the Shareholders’ Representative delivers a written notice to the Escrow Agent and the Parent, then the Escrow Agent will deliver to the account of the Shareholders’ Representative Fund and designated by the Shareholders’ Representative in such notice any such portion of the Escrow or the Reserved Fund eligible for disbursement (including interest thereon) to be used in connection with the Shareholders’ Representative’s duties pursuant to this Agreement and the Transaction Documents.  Additionally, if a Parent Indemnified Party makes a claim for indemnification against the Target Equityholders in accordance with this Agreement and the Escrow Agreement, then the Shareholders’ Representative, in his, her or its sole and absolute discretion, may request that the Escrow Agent deliver any interest earned to such date on the Escrow or the Reserved Fund and not theretofore released by the Escrow Agent to the Shareholders’ Representative for deposit into the Shareholders’ Representative Fund, and such interest will become a part of the Shareholders’ Representative Fund upon such delivery.  The Shareholders’ Representative shall indemnify and hold harmless the Parent Indemnified Parties from and against any and all losses, liabilities, costs, damages and expenses suffered or incurred by any of them arising from or relating to any claim by any Target Equityholder in respect of any funds delivered or released to the Shareholders’ Representative Fund as contemplated in this Section 10.1.  If any person other than Wayne Gullstad is appointed as the Shareholders’ Representative at the Special

Meeting, that Person will become a party to this Agreement before the Closing.

10.2.                        Replacement and Vacancy.  Any person acting as the Shareholders’ Representative may from time to time be removed and replaced upon not less than 30 days prior written notice to the Parent.  No more than one natural person may serve as the Shareholders’ Representative at any one time.  No person acting as the Shareholders’ Representative may be removed or replaced unless the holders of greater than the aggregate of a two-thirds interest of the Escrow agree to such removal and to the identity of the substituted person to act as the Shareholders’ Representative.  The Shareholders’ Representative may not resign until the vacancy in the position of the Shareholders’ Representative is filled by the affirmative agreement of the holders of a majority in interest of the Escrow.  The Parent may assume that any incumbent Shareholders’ Representative continues to serve in such capacity until the Parent is notified in writing of a replacement and receives evidence satisfactory to it of such removal and replacement.

10.3                           Authority.

(a)                                  The Shareholders’ Representative is authorized, for and on behalf of each of the Target Equityholders, to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or the Transaction Documents, which the Shareholders’ Representative determine in his or her sole discretion to be necessary, appropriate or desirable.

(b)                                 The Shareholders’ Representative may use the Shareholders’ Representative Fund for any reasonable costs and expenses of the Shareholders’ Representative related to this Agreement or the Transaction Documents, including reasonable attorneys’ and other professional fees and any amounts to be paid therefrom pursuant to Section 2.7(c) of this Agreement.  Following the expiration of the Escrow Period and the satisfaction of any amounts to be paid from the Shareholders Representative Fund pursuant to Section 2.7(c) of this Agreement, the Shareholders’ Representative will deliver the remains of the Shareholders’ Representative Fund, if any, to the Paying Agent, who will then distribute this amount to the Target Equityholders in accordance with the Paying Agent Agreement and Section 2.5(d) of this Agreement.

(c)                                  Any action taken by or on behalf of the Shareholders’ Representative will represent a decision of the Target Equityholders in the Escrow and will be final, binding and conclusive upon the Target Equityholders.

10.4                           Indemnity; No Liability.

(a)                                  Each Target Equityholder will, out of their own personal funds and not out of the funds in the Escrow, indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any Adverse Consequences arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties described in this Agreement, except for any actions taken by or on behalf of the Shareholders’ Representative that involve willful misconduct on the part of the Shareholders’ Representative.

(b)                                 The Escrow Agent, the Parent and the Surviving Corporation will have no Liability to any Person for any acts done by them in accordance with any action taken by or on behalf of the Shareholders’ Representative.  The Escrow Agent and the Parent may rely upon any action taken by or on behalf of the Shareholders’ Representative as being an action taken by each Target Equityholder.

11.           Miscellaneous.

11.1                           Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Parent and the Target.  Any Party, however, may make (a) any public disclosure it believes in good faith is required by applicable Law, (b) any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable best efforts to advise the other Parties prior to making the disclosure), (c) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

11.2                           No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person (including employees of any of the Target) other than the Parties and their respective successors and permitted assigns, provided that each Parent Indemnified Party and the Seller Indemnified Parties will be a third party beneficiary entitled to enforce the applicable provisions of Section 7 of this Agreement.

11.3                           Entire Agreement.  This Agreement (including the documents referred to in this Agreement) and the Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

11.4                           Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party.  The Parent, however, may, without the consent of the Target or the Shareholders’ Representative, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates or as collateral security to any Person providing debt financing to the Parent or (b) designate one or more of its Affiliates to perform its obligations under this Agreement (in any or all of which cases the Parent nonetheless will remain responsible for the performance of all its obligations hereunder).

11.5                           Counterparts and Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

11.6                           Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.7                           Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided in accordance with the following: (i) by hand (in which case, it will be effective upon delivery); (ii) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (iii) by overnight delivery by a nationally recognized service such as Federal Express® (in which case, it will be effective on the business day after being deposited with such service), in each case, to the address (or facsimile number) listed below:

If to the Target:

CityForest Corporation

1215 East Worden Avenue

Ladysmith, Wisconsin 54848

Attn:  Mr. Lee Luft, President

Facsimile:  (715) 532-5542

Email:  lee.luft@cityforest.com

with a copy, which does not constitute notice, to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN  55402

Attn:  Daniel R. Tenenbaum, Esq.

Facsimile:  (612) 632-4050

Email:  daniel.tenenbaum@gpmlaw.com

If to the Shareholders’ Representative:

Wayne Gullstad

8241 S.E. 47th Street

Mercer Island, WA  98040

Fax:   (206) 275-3553

Email:  gullstad@comcast.net

with a copy, which does not constitute notice, to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN  55402

Attn:  Daniel R. Tenenbaum, Esq.

Facsimile:  (612) 632-4050

Email:  daniel.tenenbaum@gpmlaw.com

If to the Parent, the Merger Sub or the Surviving Corporation:

c/o Cellu Tissue Holdings, Inc.

1855 Lockeway Drive

Suite 501

Alpharetta, GA  30004

Attn:  Russell Taylor

Fax:   (678) 393-2657

Email:  taylorru@cellutissue.com

with a copy, which does not constitute notice, to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY  10036

Attn:  Christopher Henry, Esq.

Fax:   (212) 841-5725

Email:  Christopher.Henry@ropesgray.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 11.7.

11.8                           Governing Law.  Except to the extent that the Minnesota Business Corporation Act applies to the Merger and the respective rights of the shareholders of the Target and the Merger Sub, this Agreement, the rights of the Parties and all actions arising in whole or in part under or in connection with this Agreement will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota or the State of Delaware, as applicable.

11.9                           Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation or breach of warranty or covenant.  All waivers must be in writing and signed by the Party against whom such waiver is sought to be enforced.

11.10                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.11                     Expenses.  Each Party will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the Transaction Documents and the contemplated transactions.

11.12                     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.13                     Incorporation of Exhibits and Schedules.  The Exhibits and the Schedules identified in this Agreement are incorporated in this Agreement by reference and are made a part of this Agreement.

11.14                     Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted in any court of the United States or any state having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11.15 of this Agreement), in addition to any other remedy to which it may be entitled, at law or in equity.

11.15                     Submission to Jurisdiction.  Except as set forth in Section 2.7(c) of this Agreement with respect to disputes governed thereby, each of the Parties submits to the jurisdiction of any federal court sitting in Milwaukee County, Wisconsin, in any action or proceeding arising out of or relating to this Agreement or any of the Transaction Documents and agrees that all claims in respect of the action or proceeding may be heard and determined there.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transaction Documents in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party.  Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

11.16                     Waiver of Certain Damages.  IN NO EVENT WILL ANY PARTY OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO ANY OTHER PARTY OR THEIR RESPECTIVE REPRESENTATIVES UNDER THIS AGREEMENT AT ANY TIME FOR PUNITIVE DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT FOR PURPOSES OF THIS SENTENCE ANY DAMAGES AWARDED OR CLAIMED ON ACCOUNT OF A THIRD PARTY CLAIM WILL BE DEEMED TO BE ACTUAL DAMAGES EVEN IF CONSTITUTING ANY OF THE FOREGOING.  EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES FROM ALL SUCH DAMAGES.

11.17                     Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO

WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND THAT SUCH PROCEEDINGS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.18                     Drafting Conventions.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or provision of this Agreement.  When a reference is made in this Agreement to sections, such reference will be to a section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including,” are used in this Agreement they will be deemed to be followed by the words “without limitation.”  Definitions will be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined.  The masculine, feminine and neuter genders will each include the other.

[THE REMAINDER OF THIS PAGE IS BLANK.  SIGNATURE PAGE FOLLOWS.]

The Parties have executed this Merger Agreement to be made effective as of the date first above written.

PARENT:

CELLU TISSUE HOLDINGS, INC.

/s/ RUSSELL C. TAYLOR
Name:	Russell C. Taylor
Title:	President & CEO

MERGER SUB:

CELLU CITY ACQUISITION CORPORATION

/s/ RUSSELL C. TAYLOR
Name:	Russell C. Taylor
Title:	President

TARGET:

CITYFOREST CORPORATION

/s/ LEE LUFT
Name:	Lee Luft
Title:	President

SHAREHOLDERS’ REPRESENTATIVE

/s/ Wayne Gullstad
Wayne Gullstad, individually

[SIGNATURE PAGE TO CITYFOREST CORPORATION MERGER AGREEMENT]